Exhibit 2.1

Asset Purchase Agreement

dated as of May 25, 2016,

by and between

Emerald Oil, Inc., Emerald WB LLC, Emerald NWB, LLC,

Emerald DB, LLC and

EOX Marketing, LLC,

as Sellers,

and

NEW EMERALD HOLDINGS LLC,

as Buyer

and

CL ENERGY OPPORTUNITY FUND, L.P.

and

SSC EMERALD LP,

as guarantors

This document is not intended to create, nor will it create or be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, or any obligation to negotiate, unless and until agreed and executed by all parties.

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4.18	Payments	16
4.19	Environmental Matters	16
4.20	Title Matters	17
4.21	Cure Amounts	17
4.22	Assets Necessary for the Business and the Assets	17
4.23	Brokers or Finders	17

Article 5
Representations and Warranties of Buyer

5.1	Organization and Good Standing	18
5.2	Authority; Validity; Consents	18
5.3	No Conflict	18
5.4	Availability of Funds	18
5.5	Litigation	19
5.6	Bankruptcy	19
5.7	Brokers or Finders	19
5.8	Knowledge and Experience	19
5.9	Qualification to Assume Operatorship	19
5.10	Assignment of Interest in Credit Agreement	19

Article 6
Actions Prior to the Closing Date

6.1	Access and Reports	20
6.2	Operations Prior to the Closing Date	21
6.3	Reasonable Best Efforts	23
6.4	Bankruptcy Court Approval	24
6.5	Bankruptcy Filings	25
6.6	Updates and Amendments of Exhibits, Schedules and Disclosure Schedules	25
6.7	Bidding Procedures	25
6.8	Commitment Letters	25

Article 7
Additional Agreements

7.1	Taxes	26
7.2	Allocation of Purchase Price	27
7.3	Bulk Sales	28
7.4	Payments Received	28
7.5	Adequate Assurance and Performance	28
7.6	Employee Matters	29
7.7	Post-Closing Books and Records and Personnel	29
7.8	No Other Representations or Warranties or Reliance; Disclaimers; NORM	30
7.9	Casualty	31
7.10	Successor Operator	32
7.11	Preferential Purchase Rights	33

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7.12	Accounting Adjustments for Revenues and Expenses	33
7.13	Initial Adjustment at Closing	34
7.14	Adjustment Post Closing	34
7.15	Delivery of Division Order Title Opinions	35
7.16	Governmental Transfer Documents	35
7.17	Cooperation with Sellers	35

Article 8
Conditions Precedent to Obligations of Buyer to Close

8.1	Accuracy of Representations	36
8.2	Sellers’ Performance	36
8.3	No Order	36
8.4	Sellers’ Deliveries	36
8.5	Bidding Procedures Order and Sale Order in Effect	36
8.6	Contracts with DMS	36
8.7	Cure of Defaults	37
8.8	No Casualty Loss	37

Article 9
Conditions Precedent to the Obligation of Sellers to Close

9.1	Accuracy of Representations	37
9.2	Sale Order in Effect	37
9.3	Buyer’s Performance	37
9.4	No Order	38
9.5	Buyer’s Deliveries	38

Article 10
Termination

10.1	Termination Events	38
10.2	Effect of Termination	39

Article 11
SURVIVAL AND EXPIRATION OF REPRESENTATIONS AND WARRANTIES

11.1	No Survival of Sellers’ Representations and Warranties	41
11.2	No Survival of Buyer’s Representations and Warranties	41

Article 12
General Provisions

12.1	Fiduciary Duties	41
12.2	Confidentiality	41
12.3	Public Announcements	41
12.4	Notices	42
12.5	Waiver	43

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12.6	Entire Agreement; Amendment	43
12.7	Assignment	44
12.8	Severability	44
12.9	Expenses	44
12.10	Time of the Essence	44
12.11	Specific Performance	44
12.12	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	45
12.13	Counterparts	45
12.14	Parties in Interest; No Third Party Beneficiaries	46
12.15	No Recourse	46
12.16	Disclosure Schedules; Materiality	46
12.17	Certain Matters Regarding Lenders	47
12.18	Liquidating Trustee	47

Article 13
Definitions

13.1	Definitions	47
13.2	Other Definitions and Interpretive Matters	57

DISCLOSURE SCHEDULES

SCHEDULES:

Schedule 1.2(f)	Excluded Contracts
Schedule 6.2	Operations Prior to the Closing Date
Schedule 7.2	Allocated Values
Schedule 13.1(a)	the Company’s Knowledge Persons
Schedule 13.1(b)	Buyer’s Knowledge Persons

EXHIBITS:

Exhibit A	Assigned Leases and Interests
Exhibit B	Wells
Exhibit C	Assigned Contracts
Exhibit D	Form of Assumption Agreement
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Bidding Procedures
Exhibit G	Form of Bidding Procedures Order
Exhibit H	Form of Sale Order

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 25, 2016 (the “Execution Date”), is by and among Emerald Oil, Inc., a Delaware corporation (the “Company”), Emerald WB LLC, a Colorado limited liability company (“Emerald WB”), Emerald NWB, LLC, a Delaware limited liability company (“Emerald NWB”), Emerald DB, LLC, a Delaware limited liability company (“Emerald DB”), EOX Marketing, LLC, a Delaware limited liability company (“EOX” and together with the Company, Emerald WB, Emerald NWB, and Emerald DB, each a “Seller” and collectively, “Sellers”), New Emerald Holdings LLC, a Delaware limited liability company (“Buyer”), and, for the sole purpose of guarantying Buyer’s obligations hereunder, CL Energy Opportunity Fund, L.P. and SSC Emerald LP. Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 13. Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

Whereas, on March 22, 2016, Sellers commenced jointly administered proceedings, styled In re: Emerald Oil, Inc., et al., Case No. 16-10704 (the “Bankruptcy Case”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (11 U.S.C. §§ 101 et seq., as amended, and collectively with the Federal Rules of Bankruptcy Procedure, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

Whereas, Sellers desire to sell to Buyer the Assets and assume and assign to Buyer the Assigned Contracts and the Assigned Leases and Interests, and Buyer desires to purchase from Sellers the Assets and assume the Assigned Contracts, Assigned Leases and Interests, and Assumed Liabilities, upon the terms and conditions hereinafter set forth;

Whereas, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Assets and assumption and assignment of the Assigned Contracts and the Assigned Leases and Interests pursuant to sections 105, 363 and 365 of the Bankruptcy Code; and

Whereas, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order to be entered in the Bankruptcy Case;

Now, Therefore, in consideration of the mutual promises contained herein, the Parties agree as follows.

Article 1
Purchase and Sale

1.1            Purchase and Sale.

(a)            Upon the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, Sellers (as applicable) shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer or Buyer’s designee, and Buyer or Buyer’s designee shall purchase from Sellers, the Assets, free and clear of all Claims, Liabilities, Encumbrances, Excluded Liabilities, and interests.

(b)            The “Assets” shall include all right, title and interest of Sellers in, to or under all assets and properties, of any kind and description, owned, licensed, leased or otherwise held by Sellers, including (but, in all cases, excluding the Excluded Assets):

(i)            all Leases and Mineral Interests, including those described on Exhibit A attached hereto, and those Lease interests and Mineral Interests located in, under or that may be produced from or attributable to (A) the lands covered by the Leases and/or Mineral Interests described on Exhibit A attached hereto, and (B) the Leases and lands included in any units with which the Leases, the Mineral Interests or the lands covered thereby may have been pooled, unitized or communitized (collectively, the “Assigned Leases and Interests”). Buyer shall be entitled to amend Exhibit A in any manner prior to the Bid Deadline; provided that there shall be no reduction to the Purchase Price as a result of such amendment;

(ii)            all of the oil, gas, water, disposal, observation, injection or other wells, associated equipment and related property necessary to operate the wells on the same basis they are currently operated, including all LACTS, tankage and associated infrastructure, equipment and vehicles necessary to ensure the continued operation of each producing unit located on the Assigned Leases and Interests, on lands pooled, unitized or communitized with any portion thereof, on lands located within any governmental drilling or spacing unit (if applicable) which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves, whether producing, non-producing, plugged, unplugged, shut-in or temporarily abandoned, including those described on Exhibit B (collectively, the “Wells”, and together with the Assigned Leases and Interests, the “Properties”);

(iii)            all Hydrocarbons produced from or attributable to the Properties, whether produced before, on or after the Effective Time, and, subject to Section 7.12(a)(i), all proceeds attributable thereto;

(iv)            all equipment, machinery, fixtures and other tangible personal property and improvements located on, primarily used or held for use, or otherwise obtained in connection with the ownership or operation of the Properties, including tanks, boilers, plants, buildings, field offices and other structures, fixtures, injection facilities, saltwater disposal facilities, compressors and other compression facilities (whether installed or not), pumping units, flow lines, pipelines, gathering systems, Hydrocarbon treating or processing systems or facilities, meters, machinery, pumps, motors, gauges, valves, power and other utility lines, roads, computer and automation equipment, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters, central processing equipment and other appurtenances, improvements and facilities (collectively, the “Equipment”);

(v)            all pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials located on, used or held for use on or held as inventory in connection with the ownership or operation of the Properties and Equipment;

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(vi)            to the extent transferable pursuant to applicable Legal Requirements, all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other third party, and any writ, judgment, decree, award, order, injunction or similar order, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final) required of any Seller for the ownership, operation or use of the Properties or Equipment (collectively, the “Permits”);

(vii)            all Contracts (other than the Excluded Contracts), including sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment and gathering agreements, equipment leases and other contracts, agreements and instruments, including the Contracts described on Exhibit C attached hereto, insofar as they relate to any other Asset (collectively, the “Assigned Contracts”). Buyer shall be entitled to amend Exhibit C in any manner prior to the Bid Deadline; provided that there shall be no reduction to the Purchase Price as a result of such amendment;

(viii)            all Surface Rights;

(ix)            except with respect to the Excluded Assets and the Excluded Liabilities, all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses of any Seller to the extent related to the Assets and arising or relating to events occurring from and after the Effective Time or related to the Assumed Liabilities;

(x)            all information, books, databases, files, records and data (other than the Excluded Records), whether in written or electronic format, relating to any Asset or to any Assumed Liabilities (collectively, the “Records”), which Records shall include all reservoir, land, operation and production files and records, inclusive of lease records, well records, division order records, property ownership reports and files, contract files and records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), correspondence, production records, prospect files and other prospect information, supplier lists and files, customer lists and files; and all other data including proprietary and non-proprietary engineering, geological, geophysical and seismic data, files and records (but only to the extent transferable without material restriction (including a material restriction against assignment without prior consent)), inclusive of maps, logs, core analysis, formation tests, cost estimates, studies, plans, prognoses, surveys and reports, and including raw data and any interpretive data or information relating to the foregoing, and any other proprietary data in the actual possession or control of any Seller or which any Seller has the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s written election, at Buyer’s expense) and relating to the ownership, operation, development, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the other Assets; provided that if any Records can only be assigned to Buyer with a fee or penalty, Buyer shall bear responsibility for such fee or penalty;

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(xi)            all access agreements, rights of way, roads, power purchase agreements, and pipeline rights of way not used by DMS;

(xii)            all undeveloped leaseholds and right and title to agreements associated with Assigned Leases and Interests, as well as any federal extensions received;

(xiii)            all system software and reserve valuation software used to manage assets, including Daily Production Reports, Daily LOEs, Daily BATMANs, EPLogic, Schlumberger OIP maps, all subsurface 3D, 3D Seismic data and licenses, Petrel data, eoxmaps.com, all mapping data, Daily Ops Report, WINR, entire sequel database holding all daily well data since inception, a fully replicated PURE storage array where data is housed, and all hardware on which such software and data is maintained (in each case, only to the extent not subject to a material restriction against assignment without prior counterparty written consent); provided that to the extent transfer of the any of the foregoing requires counterparty consent, Sellers shall cooperate with Buyer to obtain counterparty consent, and if the counterparty does not consent, Sellers shall, so long as not prohibited by applicable Legal Requirements, seek to assume and assign the foregoing under Bankruptcy Code Section 365; provided further that any Cure Costs associated therewith shall be a deduction to the Purchase Price;

(xiv)            the assets and contracts (to be assumed and assigned) of EOX Marketing, LLC including all software, refinery and pipeline agreements (including extension options), including EMK3 custom management system and existing data Contracts;

(xv)            Central tank facility at Wheatland pipe inlet;

(xvi)            Frac pond at Talon;

(xvii)            the Koch JV and all interests part of and subject thereto;

(xviii)            all cash, deposits, letters of credit, or other security or collateral securing the Seller Credit Obligations, to the extent Buyer has assumed such Seller Credit Obligations or has obtained the release thereof pursuant to Section 7.5(c) or such collateral is otherwise released from such Seller Credit Obligations (including, if applicable, pursuant to the Sale Order or other Order of the Bankruptcy Court); and

(xix)            all trade credits, accounts receivable, unearned accounts receivable from Hydrocarbons, notes receivable, take or pay amounts receivable, and other receivables, with respect to any period of time.

1.2            Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby, all of Sellers' right, title and interest in, to and under (collectively, the “Excluded Assets”):

(a)            the Purchase Price delivered to Sellers pursuant to this Agreement;

(b)               all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, bank accounts and other bank deposits as of the Closing Date (for clarification, all cash and cash equivalents that are or secure Seller Credit Obligations

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are not Excluded Assets, to the extent Buyer has assumed such Seller Credit Obligations or has obtained the release thereof pursuant to Section 7.5(c) or such collateral is otherwise released from such Seller Credit Obligations (including, if applicable, pursuant to the Sale Order or other Order of the Bankruptcy Court));

(c)                any shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries;

(d)               all minute books, stock ledgers, corporate seals and stock certificates of Seller;

(e)                all Excluded Records;

(f)                all Excluded Contracts;

(g)               all rights to any refunds of Taxes (or other related costs or expenses) that are borne by or the responsibility of any Seller, attributable to any Tax asset or income Taxes of any Seller, or to which any Seller is otherwise entitled hereunder;

(h)               any refunds due to any Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets, except to the extent necessary to offset any underpayment to a third party of rentals, royalties, excess royalty interests or production payments attributable to the Assets, with respect to any period of time prior to the Effective Time;

(i)                 subject to Section 7.9(b), all insurance policies and rights to proceeds thereof and refunds of premiums therefor (for clarification, all insurance policies and proceeds thereof and refunds of premiums therefor that are or secure Seller Credit Obligations are not Excluded Assets to the extent Buyer has assumed such Seller Credit Obligations or has obtained the release thereof pursuant to Section 7.5(c) or such collateral is otherwise released from such Seller Credit Obligations (including, if applicable, pursuant to the Sale Order or other Order of the Bankruptcy Court));

(j)                 all Permits and pending applications therefor to the extent related to any Excluded Asset or the Excluded Liabilities;

(k)               all prepayments, good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order;

(l)                 all claims against former employees of any Seller (not employed by any Seller as of the date hereof) and all claims against Continental Resources, Inc. (and any Affiliates) for unpaid joint interest billings and other receivables;

(m)             all rights, claims or causes of action by or in the right of a Seller against any current or former director or officer of a Seller;

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(n)               all rights to the use of deposits and retainers to the extent held and applied by Sellers' professionals on or before sixty (60) days after the earlier to occur of (i) the effective date of a plan of reorganization or liquidation, (ii) the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or (iii) the dismissal of the Bankruptcy Case by the Bankruptcy Court;

(o)               the Avoidance Actions, including any proceeds thereof;

(p)               all Benefit Plans;

(q)               any rights, claims or causes of action of a Seller (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time, or (ii) relating to any of the Excluded Assets; and

(r)                 any rights, claims or causes of action of a Seller under this Agreement or any other Transaction Document.

1.3              Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, Buyer shall execute and deliver to Sellers the Assumption Agreement in the form attached hereto as Exhibit D (the “Assumption Agreement”) pursuant to which Buyer shall assume and agree to pay, perform, discharge or otherwise satisfy, when due (in accordance with their respective terms and subject to the respective conditions thereof) (collectively, the “Assumed Liabilities”):

(a)                all of Sellers’ Liabilities under the Assigned Contracts that arise after the Closing Date;

(b)               all Liabilities relating to conditions at or under the Properties and the condition of the Equipment at the Properties (including plugging and abandonment obligations and all Liabilities applicable to an operator of the Properties under Environmental Laws) that arise or relate to conditions existing at or arising after the Closing Date;

(c)                plugging and abandonment obligations, if any, with respect to the Applicable BLM Wells and Applicable BLM Leases;

(d)               all Cure Costs;

(e)                all obligations of Sellers with respect to the Suspense Funds, but only up to the amount of the Suspense Funds (for clarification, Buyer is not assuming any obligations with respect to Suspense Funds where such obligations are associated with an Excluded Asset);

(f)                all obligations of Sellers owed to other Persons with respect to Imbalances (if any) in existence at or arising after the Effective Time;

(g)               Asset Taxes that are the responsibility of Buyer pursuant to Section 7.1(b);

(h)               50% of all Transfer Taxes;

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(i)                 all Liabilities, if any, relating to Transferred Employees, if any, arising from and after the Closing Date;

(j)                 all duties, obligations, and liabilities arising out of the ownership or operation of the Assets (excluding the Assigned Contracts, which are covered in Section 1.3(a) above), to the extent such duties, obligations, and liabilities arise after the Closing Date; and

(k)               to the extent not already described in Sections 1.3(a) through 1.3(j) above, all Liabilities arising from, related to or associated with the Assets, that arise at or after the Closing Date.

The assumption by Buyer of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

1.4              Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform, discharge or otherwise satisfy any Liability, Claim or Encumbrance of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities, Claims and Encumbrances of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Without limiting the foregoing, but subject to the last sentence of this Section 1.4, Excluded Liabilities shall include the following Liabilities of Sellers:

(a)                Liabilities which are not Assumed Liabilities, including but not limited to all accounts payable, accrued expenses, Taxes (except those at are the responsibility of Buyer under Section 7.1(b)), Claims asserted in litigation against any Seller, obligations to Seller’s lenders, and other Liabilities not specifically set forth in Section 1.3 and any claims under sections 503 and 507 of the Bankruptcy Code;

(b)               Liabilities associated with any Excluded Assets;

(c)                Liabilities associated with any and all indebtedness of any Seller;

(d)               Liabilities arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions that occurred, or arise from events that occurred, prior to the Closing Date;

(e)                penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by any Seller of any Legal Requirement or breach by Seller of any Contract;

(f)                except as otherwise set forth in this Agreement, all Liabilities for Taxes of any nature;

(g)               Liabilities arising out of or resulting from layoffs or termination of Employees by Seller at or prior to Closing (including without limitation all accrued and unpaid vacation, payroll taxes, related expenses, and/or the consummation of the Transactions sufficient in the aggregate to require notice under the WARN Act, as well as

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any other Liabilities to any of Seller’s Employees under Seller’s employee stock option plan;

(h)               all Liabilities for expenses (i) relating to the negotiation and preparation of this Agreement and (ii) relating to the Transactions, in each case to the extent incurred by Seller and including those related to legal counsel, accounting, brokerage and investment advisors fees and disbursements;

(i)                 any Liability to DMS (other than pursuant to an Assumed Contract, if any, with DMS);

(j)                 any Liability under any Assigned Lease and Interest or Contract that arises after the Closing but that arises out of or relates to any breach, occurrence or circumstance that occurred prior to the Closing; and

(k)               all Liabilities with respect to any Employee or other Benefit Plans.

The parties hereto acknowledge that Buyer is not agreeing to assume any Liability of any Seller whether related to the Assets or otherwise, other than the Assumed Liabilities, and that nothing in this Agreement shall be construed as an agreement otherwise. For the avoidance of doubt, in the event of any conflict between the terms of Section 1.3 and this Section 1.4, the terms of Section 1.3 shall govern.

1.5              Cure Costs. From and after the Closing, Buyer shall pay or cause to be paid, pursuant to and in accordance with section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses relating to the assignment and assumption of the Assigned Contracts and Assigned Leases and Interests (the “Cure Costs”) to which any Seller is a party and which are included in the Assets.

1.6              Assignment of Assets Subject to Consent Requirements. If prior to the Closing Date any consent to assignment applicable to the transactions contemplated hereby (other than governmental consents or approvals customarily obtained post-Closing) has not been obtained or otherwise satisfied, and further, failure to obtain or otherwise satisfy such third party consent would result in termination of a Lease, or would cause a Lease to be void or voidable, in each case after giving effect to the Sale Order and the Bankruptcy Code (each such third party consent, a “Hard Consent”), the Properties affected by such Hard Consent shall be held back from the Assets conveyed at Closing without reduction to the Base Purchase Price. Any Property so held back at the Closing will be conveyed to Buyer within ten (10) Business Days after such Hard Consent has been obtained or otherwise satisfied. At such subsequent closing, Sellers shall contribute, assign, transfer and convey to Buyer, and Buyer shall acquire and accept from Sellers, such Property pursuant to the terms of this Agreement. Except for Hard Consents, if any consents to the assignment of any Asset are not obtained prior to Closing, then with respect to each affected Asset, the affected Assets shall nevertheless be sold and conveyed to Buyer at the Closing and Buyer shall pay for the affected Asset(s) at Closing in accordance with this Agreement as though the Consent had been obtained. In the case of licenses, certificates, approvals, authorizations, Leases, Contracts and other commitments included in the Assets (a) that cannot be transferred or assigned without the Hard Consent of third parties, which Hard

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Consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer in attempting to obtain such Hard Consent and, if any such Hard Consent is not obtained, Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in all reasonable respects to provide to Buyer the benefits thereof in some other manner or (b) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that Buyer bears the burdens in each case of (a) or (b); provided further that nothing in this Section 1.6 shall (i) require Sellers to make any expenditure or incur any obligation on its own or on behalf of Buyer for which funds in the full amount of such expenditure or obligation are not provided to Sellers by Buyer in advance in cash or (ii) prohibit Sellers from ceasing operations or winding up its affairs following the Closing.

1.7              Consents for Assigned Contracts. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents in respect of the assumption and assignment of any Assigned Contract if, and to the extent that, (i) Sellers have properly served under the Bankruptcy Code notice of assumption and assignment on the counterparty to such Assigned Contract, (ii) any objections to assumption and assignment filed by such counterparty have been withdrawn or overruled (including pursuant to the Sale Order or other Order of the Bankruptcy Court), and (iii) pursuant to the Sale Order, Sellers are authorized to assume and assign such Assigned Contracts to Buyer pursuant to section 365 of the Bankruptcy Code and any applicable Cure Costs have been satisfied by Buyer or Seller, on behalf of Sellers, as provided in this Agreement. Sellers shall, as part of the Sale Motion, seek the assumption and assignment to Buyer of the Assigned Leases and Interests and the Assigned Contracts.

1.8              Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of effectuating the transactions contemplated by this Agreement and the Transaction Documents; provided that Sellers’ ability to perform covenants and obligations after Closing, shall be limited to the extent Sellers have employees and resources available for such purpose; provided further that nothing in this Section 1.8 shall prohibit Sellers from ceasing operations or winding up its affairs following the Closing.

Article 2
Purchase Price

2.1              Purchase Price. The purchase price for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Assets shall consist of the following (collectively, the “Base Purchase Price”):

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(a)                cash in an amount equal to seventy-three million dollars ($73,000,000.00), less the aggregate amount of all Cure Costs, if any, for Leases or Contracts (i) to which EOX is a party, (ii) DMS is a counterparty, (iii) as contemplated by Section 1.1(b)(xiii), or (iv) Assigned Leases and Interests; and

(b)               the assumption of the Assumed Liabilities.

Notwithstanding the foregoing, the Base Purchase Price shall be adjusted as provided in Sections 7.12 through 7.14 (as adjusted, the “Purchase Price”).

2.2              Deposit. Prior to or substantially concurrent with the execution of this Agreement (or, in the event that the Escrow Agent is not prepared to accept the Deposit on the date hereof, as soon as the Escrow Agent is so prepared, including that the Parties have satisfied its "know your customer" and other compliance requirements and provided its wire instructions), Buyer has paid or shall pay to Sellers, to be held in escrow by the Escrow Agent, by bank wire transfer of immediately available funds, a deposit in the amount of three million six hundred and fifty thousand dollars ($3,650,000) (the “Deposit”). The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Sellers or Buyer. If Closing occurs, the Deposit shall be credited against the amount required to be paid by Buyer to Sellers at Closing. If this Agreement is terminated by Sellers prior to Closing pursuant to Section 10.1(c)(i), or the conditions to the obligations of Buyer to consummate the Closing set forth in Article 8 shall have been expressly waived in writing by Buyer or satisfied, but Buyer shall have failed to perform its obligations under Section 3.3 after notice as provided in Section 10.1(c)(i), then the Deposit shall be retained by Sellers as liquidated damages (and not as a penalty). In all other circumstances, including if Buyer is not the Successful Bidder, or the Bankruptcy Court does not approve the Sale Order or the Bidding Procedures Order, if this Agreement is terminated prior to Closing for any other reason, then Sellers shall return the Deposit to Buyer within five (5) Business Days of such termination.

Article 3
Closing

3.1              Closing Date. Upon the terms and subject to the conditions hereof, the closing of the sale of the Assets, the assumption and assignment of the Assigned Contracts and the Assigned Leases and Interests, and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at 10:00 am, Chicago Time, by electronic exchange of documents (provided that if the Parties agree to an in-person Closing, such Closing shall take place at the office of Kirkland & Ellis LLP at 300 North LaSalle, Chicago, Illinois 60654 (or at such other location as the Parties may mutually agree)), no later than three (3) Business Days following the date on which the conditions set forth in Article 8 and Article 9 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions). The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

3.2              Payment on the Closing Date.

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(a)                At the Closing, Buyer shall pay (or cause to be paid) the cash components of the Base Purchase Price as adjusted pursuant to Section 7.13, less the Deposit and the BLM Holdback, by wire transfer of immediately available funds to an account specified in writing by Sellers prior to the Closing Date.

(b)               At Closing, unless the Applicable BLM Leases have been reinstated by the BLM, Buyer shall pay (or cause to be paid) to Sellers, to be held in escrow by the Escrow Agent, by bank wire transfer of immediately available funds, a deposit in the amount of Five Million Eight Hundred Fifty Thousand and No/100 Dollars ($5,850,000.00) (the “BLM Holdback”), being equal to the Allocated Values of the three (3) Wells affected by the BLM Matters (Clark Griswold Federal 3-17-20H, Noonan Federal 3-18-19H, and Greg Marmalard Federal 3-28-33H) (such Wells, being the “Applicable BLM Wells”, and the corresponding Leases, being the “Applicable BLM Leases”). The BLM Holdback shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Sellers or Buyer other than any validly perfected lien or attachment that existed as of the Sellers’ petition date or was granted pursuant to the Order of the Bankruptcy Court that approved Sellers' debtor-in-possession financing; provided that any such lien or attachment shall be solely to the extent of the Sellers’ (and not Buyer’s) interest in the BLM Holdback, and Buyer’s interest in the BLM Holdback shall be free and clear of any such lien, attachment, trustee process or any other judicial process of any creditor of Sellers or Buyer. At Closing, to the extent permitted by applicable Legal Requirements, Sellers shall assign to Buyer all of their right, title, and interest in and to all Assets associated with the Applicable BLM Wells other than the Applicable BLM Leases, which the Parties agree shall be retained by Sellers unless reinstated prior to Closing or as otherwise permitted by BLM. At Closing, in the event the Applicable BLM Leases have not been reinstated, Sellers shall engage Buyer as a subcontractor (pursuant to a mutually agreeable contract operating agreement in customary form) to undertake operating responsibilities therefor and Buyer will (i) perform as a subcontractor the obligations of Sellers as operator of the Applicable BLM Wells, associated drilling spacing unit(s), and any other Assigned Leases and Interests included therein through reinstatement and be responsible for any costs and expenses related thereto, and (ii) receive any proceeds of production from such Applicable BLM Well(s) and any other rights under the Applicable BLM Leases as consideration for Buyer’s subcontractor services, in each case, to the extent permitted by the BLM and applicable Legal Requirements;. Within three (3) Business Days after reinstatement of the Applicable BLM Leases, (i) the Parties shall direct the Escrow Agent to release the BLM Holdback to Sellers (or their assigns), and (ii) Sellers shall transfer the Applicable BLM Leases to Buyer and reasonably cooperate with Buyer as required by the BLM in order to complete the reinstatement and transfer of the Applicable BLM Leases to Buyer. However, in the event of a final, non-appealable Order from BLM that the Applicable BLM Leases cannot be reinstated, the Parties shall direct the Escrow Agent to release the BLM Holdback to Buyer. Buyer shall, and shall cause its employees to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Sellers to seek reinstatement of the Applicable BLM Wells. For clarification, the BLM Holdback shall apply only to the Applicable BLM Leases and the Applicable BLM Wells.

3.3              Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers (or such other Persons where so designated):

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(a)                the cash consideration to Sellers in accordance with Section 3.2;

(b)               the Assumption Agreement, duly executed by Buyer;

(c)                a copy of Buyer’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Delaware;

(d)               a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(e)                a certificate of the corporate secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) there having been no amendments to the certificate of formation of Buyer since the date of the certified certificate of formation delivered pursuant to Section 3.3(c); (ii) Buyer’s authorization to execute and perform its obligations under the Transaction Documents to which Buyer is a party; and (iii) incumbency and signatures of the manager of Buyer executing the Transaction Documents;

(f)                each other Transaction Document to which Buyer is a party, duly executed (and acknowledged, where applicable) by Buyer, including letters-in-lieu of transfer orders, change of operator forms to be prepared by Sellers and in forms reasonably acceptable to the Parties, change of operator notices required under applicable operating agreements in forms reasonably acceptable to the Parties, and any other applicable forms and declarations required by federal and state agencies relative to Buyer’s assumption of operations and plugging and abandonment Liabilities with respect to all of the Assets;

(g)               the certificates of Buyer to be received by Sellers pursuant to Sections 9.1 and 9.3;

(h)               a counterpart of the Preliminary Settlement Statement executed by Buyer;

(i)                 evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as Sellers may reasonably request demonstrating that Buyer is qualified with the applicable Governmental Authorities and pursuant to any applicable operating agreement to succeed Sellers as the owner and, where applicable, the operator of the Assets; and

(j)                 such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers and Buyer, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Buyer.

3.4              Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer:

(a)                Each Transaction Document to which Seller is a party, duly executed (and acknowledged, where applicable) by Seller, including letters-in-lieu of transfer orders, change of operator forms to be prepared by Sellers and in forms reasonably acceptable to the Parties, change of operator notices required under applicable operating agreements in forms reasonably acceptable to the Parties, and any other applicable forms and declarations required by federal and state agencies relative to Buyer’s assumption of operations and plugging and abandonment Liabilities with respect to all of the Assets;

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(b)               the Assumption Agreement, duly executed by Sellers;

(c)                a certified copy of the Sale Order and case docket reflecting that the Sale order is in effect and not stayed;

(d)               the certificates of Sellers to be received by Buyer pursuant to Sections 8.1 and 8.2;

(e)                a non-foreign affidavit by each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that such Seller is not a “foreign person” as defined therein;

(f)                a counterpart of the Preliminary Settlement Statement executed by the Company;

(g)               a Bill of Sale in the form attached hereto as Exhibit E, together with such changes as the Parties may mutually agree or that may be required in order to effect the transfer of Assets in accordance with applicable Legal Requirements in North Dakota;

(h)               the Governmental Transfer Documents reasonably requested by Buyer, executed by the appropriate Sellers; and

(i)                 such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers and Buyer, as Buyer may reasonably request to carry out the transactions in this Agreement.

3.5              Waiver of Conditions. Following the occurrence of the Closing, any condition set forth in Article 8 and Article 9 that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing.

Article 4
Representations and Warranties of Sellers

Except as disclosed in the Disclosure Schedules attached hereto or the Company SEC Documents, Sellers represent and warrant the following to Buyer:

4.1              Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate (or similar) power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Seller are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their business or the nature of their properties makes such qualification or licensing necessary (as applicable), except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to be material to the Assets and Assumed Liabilities, taken as a whole, or impair, prevent, or materially delay the ability of Sellers to consummate the Closing.

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4.2              Authority; Validity; Governmental Authority Consents. Each Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate (or similar) power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate (or similar) action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by such Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is a party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity. Subject to requisite Bankruptcy Court approval, except (a) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Bankruptcy Case, (c) any applicable notices, filing, consents or approvals under any applicable antitrust, competition or trade regulation Legal Requirements, and (d) for the notices, filings and consents set forth on Disclosure Schedule 4.2, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except as would not, individually or in the aggregate, reasonably be expected to be material to the Assets and Assumed Liabilities, taken as a whole, or impair, prevent, or materially delay the ability of Sellers to consummate the Closing.

4.3              No Conflict. When the consents and other actions described in Section 4.2, including requisite Bankruptcy Court approval, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Sellers under (a) any agreement, indenture, or other instrument to which any Seller is bound, (b) the certificate of incorporation, bylaws or other governing documents of any Seller, (c) any Order or (d) any Legal Requirement, except as would not, individually or in the aggregate, reasonably be expected to be material to the Assets and Assumed Liabilities, taken as a whole, or impair, prevent, or materially delay the ability of Sellers to consummate the Closing.

4.4              Material Contracts. (a) Disclosure Schedule 4.4 lists all Material Contracts in effect as of the Execution Date, to which any Seller is a party or by which its interests in the Assets are bound, (b) subject to entry of the Sale Order and assumption by the applicable Seller of the same in accordance with applicable Legal Requirements (including satisfaction of any applicable Cure Costs), all such Material Contracts are in full force and effect, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent

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conveyance, moratorium or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity, and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Assets and Assumed Liabilities, taken as a whole, and (c) except as related to or arising out of or as a result of the Bankruptcy Case and subject to entry of the Sale Order and assumption by the applicable Seller of the same in accordance with applicable Legal Requirements (including satisfaction of any applicable Cure Costs), no default or breach (or event that, with notice or lapse of time, or both, would become a default or Breach) of any such Material Contracts has occurred or is continuing on the part of any Seller.

4.5              Permits. As of the Execution Date and as of the Closing Date, (a) no Seller has received written notice of default under any Permit and (b) no violations exist in respect of such Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the Assets and Assumed Liabilities, taken as a whole, or impair, prevent, or materially delay the ability of Sellers to consummate the Closing.

4.6              Wells; Plug and Abandon Notice. Except as set forth on Disclosure Schedule 4.6, there are no Wells (a) in respect of which a Seller has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned or (b) to the Company’s Knowledge, that are neither in use for purposes of production or injection nor suspended or temporarily abandoned in accordance with applicable Legal Requirements that are required to be plugged and abandoned in accordance with applicable Legal Requirements but have not been or are not in the process of being plugged and abandoned.

4.7              Imbalances. To the Company’s Knowledge, all Imbalances relating to the Assets are reflected in Disclosure Schedule 4.7 as of the date stated therein.

4.8              AFEs. Disclosure Schedule 4.8 contains a list, true and correct as of the date set forth therein, of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Assets in excess of One Hundred Thousand Dollars ($100,000), net to a Seller’s interest, that have been proposed by any Person having authority to do so (including internal AFEs of a Seller not delivered to third parties).

4.9              Non-Consent Operations. Except as set forth on Disclosure Schedule 4.9, no operations are being conducted or have been conducted on the Assets with respect to which any Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.

4.10          Hedging. There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Assets that are or will be binding on the Assets at any time after the Closing Date.

4.11          Preferential Purchase Rights. Disclosure Schedule 4.11 lists all Preferential Purchase Rights to which any Assets are subject that would be triggered by this Agreement and under which a notice would be required due to the Parties entering into this Agreement.

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4.12          Suspense Funds. To the Company’s Knowledge, Disclosure Schedule 4.12 sets forth a list, true and correct as of the date set forth therein, of all Suspense Funds and the name or names of the parties to whom such funds are owed.

4.13          Intellectual Property. Except as set forth on Disclosure Schedule 4.13, no Seller owns Intellectual Property related to or used in connection with the ownership or operation of the Assets that is material to the business of the Sellers, taken as a whole.

4.14          Taxes. Each Seller has filed all Tax Returns required to be filed, and has paid all Taxes shown on any such Tax Return as owing, except, in each case, as would not reasonably be expected to result in an Assumed Liability. No examination of any such Tax Return of Sellers is currently in progress by any Governmental Authority.

4.15          Legal Proceedings. Except for the Bankruptcy Case and any adversary proceedings or contested motions commenced in connection therewith or as set forth on Disclosure Schedule 4.15, there is no Proceeding or Order pending, outstanding or, to the Company’s Knowledge, that has been threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby.

4.16          Labor Matters. With respect to Employees of Sellers, (a) there are no collective bargaining agreements or collective bargaining relationships to which Sellers or their Affiliates are a party, (b) there is no pending or, to the Company’s Knowledge, threatened, strike, slowdown, picketing or work stoppage, and no such dispute has occurred within the past five (5) years, (c) there is no pending application for certification of a collective bargaining agent filed with any Governmental Authority and to the Company’s Knowledge, no such filing is threatened, and (d) no union organizing activities are underway or, to the Company’s Knowledge, threatened and no such activities have occurred in the past five (5) years. Sellers are in compliance with applicable Legal Requirements regarding labor matters, including Legal Requirements related to payment of wages, benefits, vacation/paid time off, and other payments and benefits to which Employees are entitled under applicable Legal Requirements.

4.17          No Take-or-Pay Obligations. Except as set forth on Disclosure Schedule 4.17, to the Company’s Knowledge no Seller is obligated by virtue of any material take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

4.18          Payments. Except as set forth on Disclosure Schedule 4.18, and excluding the Suspense Funds, all material delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties, in each case, to the extent attributable to the period of time prior to the Closing Date, have been properly and fully paid.

4.19          Environmental Matters. As of the Execution Date, except as would not reasonably be expected, individually or in the aggregate, to be material to the Assets or Assumed

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Liabilities, taken as a whole, the Properties and the Equipment at the Properties are in compliance with all applicable Environmental Laws;

(a)                Seller possesses and is in compliance with all Permits required under Environmental Laws for the ownership or operation of the Properties and the Equipment at the Properties;

(b)               with respect to Sellers' operation of the Properties and the Equipment at the Properties, Seller has not received any written notice of a violation of applicable Environmental Law from any Governmental Authority, the subject of which is unresolved;

(c)                Seller has not received any written notice of potential liability for a release of Hazardous Substances, or liability for any investigatory, remedial, or corrective obligation arising under Environmental Laws, in each case with respect to the Properties or the Equipment at the Properties, the subject of which is unresolved; and

(d)               there is no Proceeding or Order pending, outstanding, or, to the Company’s Knowledge, that has been threatened against Seller pursuant to Environmental Law with respect to the Properties or the Equipment at the Properties or Sellers' operation of the Properties or the Equipment at the Properties.

4.20          Title Matters. Except as set forth in Disclosure Schedule 4.20 hereto, Sellers have, as of the date hereof, and at the Closing, Buyer shall receive, Defensible Title to the Assets.

4.21          Cure Amounts. Disclosure Schedule 4.21, which shall be completed ten (10) days prior to the Bankruptcy Court hearing to approve the Bidding Procedures, will set forth Sellers' good faith estimate of Cure Amounts with respect to all of the Leases and Contracts, as of such date.

4.22          Assets Necessary for the Business and the Assets. The Assets constitute all of the material assets, other than the Excluded Assets and Employees, used by Sellers in the current operations of the business and necessary for Buyer to operate such business immediately following the Closing in substantially the same manner as operated by Sellers prior to the Closing.

4.23          Brokers or Finders. No Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, except, if at all, to the extent that such fees, commissions and other similar payments expressly constitute Assumed Liabilities.

Article 5
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as follows.

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5.1              Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Buyer is duly qualified or licensed to do business in the State(s) where the Assets are located.

5.2              Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity. Buyer is not or will not be required to give any notice to, make any filing with, or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, filings, consents, and approvals, the failure of which to provide, make or obtain, would not, individually or in the aggregate, affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.3              No Conflict. When the consents and other actions described in Section 5.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture or other instrument to which it is bound, (b) the corporate governance documents of Buyer, (c) any Order or (d) any Legal Requirement.

5.4              Availability of Funds. Buyer has, and as of the Closing Buyer will have, sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay the Purchase Price, all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and assume the Assumed Liabilities. Buyer’s ability to consummate the transaction contemplated hereby is not contingent upon its ability to secure any financing (including the Financing) or to complete any public or private placement of securities prior to or upon Closing. Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

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5.5              Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened, that would affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.6              Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates.

5.7              Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable.

5.8              Knowledge and Experience. Buyer (a) is engaged in the business of exploring for and producing Hydrocarbons as an ongoing business and (b) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities laws. Through its members, Buyer is an experienced and knowledgeable investor in oil and gas properties, is knowledgeable with respect to the tax ramifications associated therewith and herewith, has the financial and business expertise to fully evaluate the merits and risks of the transaction covered by this Agreement and has relied solely upon the basis of its own independent investigation of the Assets for all purposes (including the geologic and geophysical characteristics of the Assets, the estimated Hydrocarbon reserves recoverable therefrom, and the price and expense assumptions applicable thereto). In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets. Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

5.9              Qualification to Assume Operatorship. At Closing, Buyer will be qualified to own and, where applicable, assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable state, tribal and federal Governmental Authorities, Buyer currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds or insurance policies as may be required by, and in accordance with, any Governmental Authorities with jurisdiction over the ownership or operation of such Assets or any operating agreement.

5.10          Assignment of Interest in Credit Agreement. Effective May 24, 2016, CL Energy Opportunity Fund, L.P. purchased and assumed from The Bank of Nova Scotia (“Scotia”), (i) all of Scotia’s pre and post-petition rights and obligations in Scotia’s capacity as a Lender and a Participant, as applicable, under the Amended and Restated Credit Agreement dated as of May 1, 2014 among Emerald Oil, Inc., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto, as amended (the

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“Credit Agreement”) and any other documents or instruments delivered pursuant thereto (including, without limitation, that certain Acknowledgment and Agreement Among Lenders dated February 5, 2016 among the Administrative Agent and the Lenders), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Scotia (in its capacity as a Lender and a Participant) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above. Undefined terms in this Section 5.10 have the same definitions set forth in the Credit Agreement.

Article 6
Actions Prior to the Closing Date

6.1              Access and Reports.

(a)                Subject to applicable Legal Requirements, upon receipt of written notice from Buyer of any such activities no less than two (2) Business Days in advance, Sellers shall use commercially reasonable efforts (and shall cause its Subsidiaries to) to afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours through the Closing Date, to Sellers’ employees, customers, suppliers, properties, books, Contracts and Records, and, during such period, Sellers shall use commercially reasonable efforts to furnish promptly to Buyer all information concerning the Assets as may reasonably be requested; provided that such access shall not interfere with the ordinary conduct of business or the operation of the Assets, and at all times during such access, Buyer’s authorized Representatives shall be accompanied by at least one (1) Representative of Sellers. All requests for information made pursuant to this Section 6.1 shall be submitted in accordance with Section 12.4. All such information shall be governed by the terms of the (and shall be considered “Information” under and as defined in) Confidentiality Agreements.

(b)               Subject to applicable Legal Requirements and the proviso to Section 6.1(a) above, from and after the Execution Date until the date that is five (5) Business Days prior to the scheduled Closing Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of the Assets. During the Company’s regular hours of business and after providing the Company with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than a Seller) and any other third party whose permission is legally required, which Sellers shall reasonably cooperate with Buyer in attempting to secure), Buyer and its Representatives shall be permitted to enter upon the Properties, inspect the Assets, review Sellers' files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and conduct visual, non-invasive tests, examinations and investigations. Buyer acknowledges and agrees that sampling or other invasive inspections of the Assets may not be conducted under any circumstances and are not contemplated as part of the environmental diligence for the transactions contemplated by this Agreement. Sellers will have the right, which they may exercise at their sole discretion, to (i) observe such tests, examinations, and investigations and (ii) promptly receive a copy of all

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Phase I reports prepared for Buyer. All information obtained or reviewed by Buyer shall be maintained confidential by Buyer and shall be governed by the terms of the (and shall be considered “Information” under and as defined in) Confidentiality Agreements.

(c)                This Section 6.1 shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any other Seller is a party or cause any privilege (including attorney-client privilege) that a Seller would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could, in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel), adversely affect in any material respect a Seller’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Company or any other Seller, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.

(d)               The information provided pursuant to this Section 6.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Buyer in accordance with (and shall constitute “Information” under and as defined in), and Buyer shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreements.

(e)                BUYER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS EACH SELLER AND EACH OF ITS PARTY AFFILIATES FROM AND AGAINST ANY AND ALL LIABILITIES THAT ANY BUYER PARTY MAY ASSERT AGAINST ANY SELLER OR ANY OF ITS PARTY AFFILIATES, BASED UPON INJURY TO PERSON, INCLUDING DEATH, OR TO PROPERTY, ARISING IN ANY MANNER WHATSOEVER FROM ANY INSPECTION BY ANY BUYER PARTY OF THE ASSETS AND ACCESS BY ANY BUYER PARTY TO THE ASSETS PRIOR TO THE CLOSING DATE, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF ANY SELLER OR ANY OF ITS PARTY AFFILIATES, UNLESS SUCH INJURY WAS OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER OR ANY OF ITS PARTY AFFILIATES OR REPRESENTATIVES.

6.2              Operations Prior to the Closing Date. Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement or as limited by Seller’s debtor-in-possession

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financing, (w) as disclosed in Schedule 6.2, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as otherwise required by Legal Requirements and (z) as ordered by the Bankruptcy Court or limited by restrictions or limitations under the Bankruptcy Code on chapter 11 debtors, after the Execution Date and prior to the Closing Date:

(a)                Sellers shall:

(i)                 use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain and operate the Assets operated by any Seller as a reasonably prudent operator or cause such Assets to be operated as a reasonably prudent operator in the ordinary course of business;

(ii)               pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, and other payments incurred with respect to the Assets operated by any Seller except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in any Assets operated by any Seller, and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties would reasonably be expected to result in the termination of an Assigned Lease and Interest, in which case Sellers will notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(iii)             maintain their books, accounts and records in accordance with past custom and practice;

(iv)             maintain the personal property constituting part of the Assets operated by any Seller in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear; and

(v)               use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to retain Sellers’ employees who are in good standing and are necessary to conduct the business as it is currently being conducted; and

(b)               Sellers shall not:

(i)                 abandon any Asset (except any abandonment of Leases to the extent any such Leases terminate pursuant to their terms and other than Assets for which Sellers have a current plugging and abandonment obligation);

(ii)               commence, propose, or agree to participate in any single operation with respect to the Wells or Assigned Leases and Interests with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) net to the interest of any Seller, except for emergency operations taken in the face of risk to life, injury, property or the environment, operations scheduled under the AFEs, or operations required by any Governmental Authority;

(iii)             terminate, cancel, or materially amend or modify any Contract or Lease and Interest, other than to amend or modify any Contract or Lease and Interest the terms of

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which have expired or is expiring within three (3) months following such amendment or modification in order to preserve the value of such Asset and on materially consistent terms;

(iv)             sell, lease, encumber, or otherwise dispose of all or any material portion of any Assets, except sales of Hydrocarbons in the ordinary course of business;

(v)               grant to any Transferred Employee any increase in compensation except in the ordinary course of Sellers’ business and consistent with past practice; or

(vi)             enter into any agreement or commitment to take any action prohibited by this Section 6.2(b).

6.3              Reasonable Best Efforts.

(a)                Sellers, on the one hand, and Buyer, on the other hand, shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 8 and Article 9 to be satisfied, (ii) the obtaining, at the earliest practicable date, of all necessary approvals, consents, licenses, permits, waivers or other authorizations issued, granted or otherwise made available by or under the authority of any Governmental Authority and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any, including under any applicable antitrust, competition or trade regulation Legal Requirements) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)               Sellers, on the one hand, and Buyer, on the other hand, to the extent permissible under Legal Requirements, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, neither of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Party in advance and, to the extent permitted by any such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable Legal Requirements, each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and the Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting

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non-disclosure agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(c)                Subject to the terms and conditions of this Agreement, and without limiting the generality of the foregoing, Buyer shall take any and all steps necessary to avoid or eliminate any impediments under any applicable antitrust, competition or trade regulation Legal Requirements that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the transactions contemplated in this Agreement.

6.4              Bankruptcy Court Approval.

(a)                Sellers and Buyer acknowledge that this Agreement and the sale of the Assets and the assumption and assignment of the Assigned Contracts and Assigned Leases and Interests are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transaction contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and, if necessary, conducting the Auction, and (ii) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assigned Contract and Assigned Lease and Interest.

(b)               Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court, and making witnesses available to testify, for the purposes, among others, of (a) providing necessary assurances of performance by Buyer under this Agreement, (b) demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (c) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

(c)                In the event an appeal is taken, or a stay pending appeal is requested, from either the Bidding Procedures Order or the Sale Order, Sellers shall promptly notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or Order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such Orders. In the event the entry of the Sale Order is appealed, Sellers and Buyer shall use their respective reasonable efforts to defend such appeal.

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(d)               From and after the Execution Date and prior to the Closing or the termination of this Agreement in accordance with Section 10.1, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Bidding Procedures Order or this Agreement. If Buyer is the Successful Bidder at the Auction, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

6.5              Bankruptcy Filings. From and after the Execution Date and until the Closing Date, Sellers shall use commercially reasonable efforts to deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement and the transactions contemplated hereby, or to Buyer or their respective agents or representatives, that are to be filed by Sellers in the Bankruptcy Case in advance of its filing, in each case, if reasonably practicable under the circumstances before the filing of such papers. Notwithstanding the foregoing, neither Sellers’ inadvertent failure to comply with this Section 6.5, nor Sellers’ failure to comply with this Section 6.5 due to emergency circumstances, shall constitute a breach under this Agreement provided that upon discovery of the inadvertent failure or termination of the emergency circumstances, Sellers shall use commercially reasonable efforts to remedy the failure to comply with this Section 6.5.

6.6              Updates and Amendments of Exhibits, Schedules and Disclosure Schedules.

(a)                Until the third (3rd) Business Day before Closing, Sellers shall have the right to amend, modify and/or supplement Exhibit A, Exhibit F and Schedule 1.2(f), in each case, as applicable, in order to reflect (i) any new or additional Contracts or Leases taken by Sellers or (ii) the deletion of any Contracts or Leases from any such Exhibit or Schedule.

(b)               Promptly upon discovery or occurrence, Sellers shall amend, modify and/or supplement the Disclosure Schedules with respect to any matters discovered or occurring subsequent to the Execution Date and such amendments, modifications and/or supplements shall be deemed to have been included in Sellers’ representations and warranties for all purposes.

6.7              Bidding Procedures. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer agrees and acknowledges that Sellers and their Representatives and Affiliates are and may continue soliciting inquiries, proposals or offers from third parties (the “Potential Bidders”) for the Assets in connection with any alternative transaction pursuant to the terms of the Bidding Procedures Order.

6.8              Commitment Letters. Buyer has delivered to Sellers true and complete, fully-executed copies of commitment letters including all exhibits, schedules, annexes and amendments to such letters in effect as of such date of delivery or other evidence of funding (the “Commitment Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer), has severally agreed and committed to provide to Buyer the funds and/or financing set forth therein (“Financing”). As of the Closing Date, the

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Commitment Letters shall have not been amended, restated or otherwise modified or waived subsequent to the date of delivery to Sellers and the respective commitments contained in the Commitment Letters shall have not been withdrawn, modified or rescinded in any respect.  There shall be no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters.  There shall be no other agreements, side letters or arrangements that would permit the parties to the Commitment Letters to reduce the amount of the Financing or that would otherwise affect the availability of the Financing.  The Commitment Letters provide Buyer with binding financial commitments that, when funded at Closing, will provide it with sufficient funds to pay the Purchase Price and to pay any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.  On or before the Closing Date, Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter. Buyer acknowledges and agrees that the consummation of, and receipt of proceeds from, any Financing is not a condition to Buyer’s obligations hereunder, including Buyer’s obligation to consummate the Closing.

Article 7
Additional Agreements

7.1              Taxes.

(a)                Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by 50/50 by Seller and Buyer. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)               Sellers shall retain responsibility for all ad valorem, property, excise, severance, production or similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (collectively, the “Asset Taxes”) assessed with respect to the Assets for (i) any period ending on or prior to the Closing Date and (ii) the portion of any Straddle Period ending on or prior to the Closing Date. Buyer shall have responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the Assets for (i) any period after the Closing Date and (ii) the portion of any Straddle Period after the Closing Date. For purposes of allocation between the Parties of Asset Taxes that are payable with respect to any tax periods beginning before and ending after the Closing Date (“Straddle Periods”), the portion of any such taxes that are attributable to the portion of the Straddle Period that ends on or prior to the Closing Date shall (1) in the case of such Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production taxes, be allocated based on revenues from sales occurring on or before the Closing Date (which shall be Sellers’ responsibility) and from and after the Closing Date (which shall be Buyer’s responsibility); and (2) in the case of other Asset Taxes, be allocated pro rata per day between the period on or prior to the Closing Date (which shall be Sellers’ responsibility) and the period after the Closing Date (which shall be Buyer’s responsibility). For purposes of clause (1)

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of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on or prior to the Closing Date and the period beginning at the Closing Date. At the Closing, Asset Taxes with respect to each Asset for the applicable Straddle Period shall be prorated in accordance with the foregoing provisions based on the Asset Tax assessment for such Asset for such Straddle Period, if available, or if otherwise, based on the Asset Taxes paid with respect to such Asset during the preceding Tax period. With respect to any not yet delinquent Asset Taxes relating to a Tax year ending after the Closing Date, Buyer will assume responsibility for the actual payment of all such Asset Taxes to the applicable Governmental Authority. With respect to any Asset Taxes relating to a Straddle Period or Pre-Closing Tax Period that are delinquent as of the Closing Date, the amount of which is known and not subject to dispute, Buyer shall pay the delinquent amount of such Asset Taxes directly to the applicable Governmental Authority at the Closing.

(c)                Sellers, on the one hand, or Buyer, on the other hand, as the case may be (the “Reimbursing Party”), shall provide reimbursement for any Tax paid by the other (the “Paying Party”) all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 7.1 or which represents an overpayment for Taxes by the Paying Party. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying Party’s and Reimbursing Party’s respective Liability therefor, although failure to do so will not relieve the Reimbursing Party from its Liability hereunder except to the extent the Reimbursing Party is prejudiced thereby.

(d)               From and after the Closing, Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Assets are located; provided that neither Buyer nor Sellers shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 7.1(d) shall be borne by the Party requesting it.

7.2              Allocation of Purchase Price. The Purchase Price and any liability or other amount properly included in the amount realized by Sellers or cost basis to Buyer with respect to the sale and purchase of the Assets (the “Tax Purchase Price”), as determined for United States federal income tax purposes pursuant to Treasury Regulations § 1.1060-1(c) shall be allocated for such purposes as set forth on Schedule 7.2. The allocation to each Asset is referred to herein as the “Allocated Value” of such Asset. Except as required otherwise pursuant to a final determination (within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign Tax law), the parties shall make consistent use of the allocation as agreed or determined pursuant to this Section 7.2 for all Tax purposes and in all filings, declarations and reports with the IRS and other taxing authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any action related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not correct.

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7.3              Bulk Sales. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Assets shall be free and clear of any Encumbrances arising out of bulk transfer Legal Requirements, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with “bulk sales,” “bulk transfers” or similar Legal Requirements in respect of the transactions contemplated by this Agreement or any Transaction Document.

7.4              Payments Received. Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other pursuant to the terms of this Agreement and will account to the other for all such receipts.

7.5              Adequate Assurance and Performance.

(a)                With respect to each Assigned Contract and Assigned Lease and Interest, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract or Assigned Lease and Interest. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts and the Assigned Leases and Interests, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ employees and Representatives available to testify before the Bankruptcy Court.

(b)               Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c)                Without limiting the provisions of Section 7.5(a), Buyer acknowledges that Sellers have no duty to maintain any bonds, letters of credit, guarantees, cash deposits and insurance to secure performance or payment under any Assigned Contracts or Assigned Leases and Interests (collectively, “Seller Credit Obligations”) after the Closing, and Buyer agrees to cooperate with Sellers in Sellers’ efforts to secure the release of any Seller Credit Obligations previously posted by Sellers, such cooperation to include, if necessary, the provision by Buyer of a guaranty or letter of credit to secure Buyer’s payment and/or performance under any Assigned Contracts or Assigned Leases and Interests after the Closing. On or before the Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for all Seller Credit Obligations. If any Seller Credit Obligation remains outstanding as of the Closing Date, Buyer shall indemnify each Seller and each of its Party Affiliates and hold them harmless against any Losses that the Sellers and their Party Affiliates may incur under any such Seller Credit Obligations from and after the Closing Date. Notwithstanding anything to the contrary in this Section 7.5(c), (i) Sellers shall cooperate with Buyer in attempting to transfer the Seller Credit Obligations to Buyer, and (ii) any and all collateral securing the Seller Credit Obligations shall

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constitute Assets and transfer to Buyer at Closing, but only to the extent Sellers no longer remain liable for such Seller Credit Obligations and/or Buyer has assumed such Seller Credit Obligations or such collateral is released from such Seller Credit Obligations (including, if applicable, pursuant to the Sale Order or other Order of the Bankruptcy Code).

7.6              Employee Matters.

(a)                Sellers shall provide Buyer within a reasonable period of time (and in any event, no later than June 1, 2016), a list of all employees who are employed by Sellers (other than any such employees in respect of whom a notice of termination of employment effective prior to the Closing Date has been given by Sellers), including, with respect to inactive employees, the anticipated date of return to active employment. In its sole and absolute discretion, Buyer may, but shall have no obligation to, offer employment to all or fewer than all of Sellers’ Employees. No later than five (5) Business Days prior to the Closing Date, Sellers shall notify all of their employees of the termination of their employment by Sellers, effective as of but conditioned upon the occurrence of the Closing, other than such employees, if any, who mutually agree with Sellers to continue their employment following the Closing. At Closing, Sellers shall terminate the employment of their employees that are Transferred Employees. Those employees who accept Buyer’s offer of employment made pursuant to this Section 7.6(a) and commence working for Buyer on the Closing Date are referred to herein as “Transferred Employees.” Buyer’s decisions to offer or not offer employment to Sellers’ employees shall be in in Buyer’s sole discretion but in accordance with all applicable Legal Requirements, and Sellers shall have no liability with respect to Buyer’s offers of employment, employment decisions, and employment and termination of employment of a Transferred Employee.

(b)               As and when due under applicable Legal Requirements, Sellers shall pay to all Employees all (i) accrued and unpaid wages, salaries, and commissions as of the Closing Date, (ii) accrued and unpaid or unused vacation, and sick leave pay, and (iii) all other amounts to which such Employees are due under applicable Legal Requirements.

(c)                Buyer and Sellers intend to use the “standard procedure” under Revenue Procedure 2004-34, whereby each of the Buyer and the Sellers report on Forms W-2 only those wages paid to the Transferred Employees for the portion of the calendar year 2016 that such Transferred Employees were employed by the Buyer and Seller respectively.

(d)               Sellers shall have full responsibility for all WARN Act liabilities relating to the periods prior to or on the Closing Date, including without limitation the termination of Employees to occur immediately prior to the Closing and all prior terminations.

7.7              Post-Closing Books and Records and Personnel. For five (5) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the Records received by Buyer as Assets and (b) Buyer shall allow Sellers (including, for clarity, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) and any of their Representatives reasonable access during normal business hours, at Sellers’ sole expense and upon reasonable advance notice, to all employees and files of Buyer and its respective Subsidiaries and any Records included in the Assets for purposes relating to the Bankruptcy Case, the wind-down of

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the operations of Sellers and their estates, the functions of any such trusts or successors, or other reasonable business purposes, and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records, Records and other materials. Until the closing of the Bankruptcy Case or the liquidation and winding up of Sellers’ estates, Sellers shall preserve and keep the Records and, at Buyer’s sole expense, shall make such Records, records, and Sellers’ personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any insurance claims by, Proceedings, Actions or Tax audits against, or governmental investigations of, Buyer or any of its Affiliates or in order to enable Buyer to comply with its obligations under this Agreement and each other Transaction Document. In the event any Party desires to destroy any such Records during or after the time during which they must be maintained pursuant to this Section 7.7, such Party shall first give ninety (90) days prior written notice to the other Party and such other Party shall have the right at their option and expense, upon prior written notice given within such ninety (90) day period to the Party desiring to destroy such Records or records, to take possession of such Records or records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.

7.8              No Other Representations or Warranties or Reliance; Disclaimers; NORM.

(a)                Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 4 (taking into account the Disclosure Schedules and the Company SEC Documents), Sellers do not make, and Buyer is not relying on, any representations or warranties whatsoever, and Sellers disclaim all liability and responsibility for, and Buyer is not relying on, any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice that may have been provided to Buyer by any respective Affiliate or Representative of any Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Sellers’ counsel, or any other agent, consultant, or Representative of any Seller). Sellers further do not make, and Buyer is not relying on, any representation, covenant or warranty, express or implied, as to the accuracy or completeness of any files, records or data heretofore or hereafter furnished in connection with the Assets, or as to the quality or quantity of hydrocarbon reserves (if any) attributable to the Assets, or the ability of the Assets to produce hydrocarbons. Any and all such files, records and data furnished by Sellers are provided as a convenience, and any reliance on or use of the same shall be at Buyer’s sole risk. Without limiting the generality of the foregoing, except as and to the extent expressly set forth in Sections 4.19 and 4.20 of this Agreement, Sellers expressly disclaim and negate, and Buyer is not relying on, any representation or warranty, express, implied, at common law, by statute, or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by any Seller of any patent or proprietary right of any third party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Sellers (including without limitation, in

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respect of any seismic data, the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell Hydrocarbon production after the Closing), and (e) the environmental condition and other condition of the Assets and any potential liability (including any environmental liability) arising from or related to the Assets.

(b)               Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the transactions contemplated hereby and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied only on the aforementioned investigation and the express representations and warranties of Sellers contained in Article 4 (taking into account the Disclosure Schedules and the Company SEC Documents). Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Sellers or their Affiliates or Subsidiaries, alleging facts contrary to the agreements, acknowledgments and affirmations set forth in this Section 7.8.

(c)                Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other Hazardous Substances located on, under or associated with the Assets. Equipment and sites included in the Assets may contain NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or Hazardous Substances; and NORM containing material and other wastes or Hazardous Substances may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets. Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, Hazardous Substances, including hydrogen sulfide gas and NORM from the Assets. From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge of all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), present at or after the Closing Date, in a safe and prudent manner and in accordance with all applicable Environmental Laws.

(d)               Except as set forth in Section 10.1(b)(i) with respect to breaches of Section 4.20, Buyer hereby expressly waives any and all rights or remedies with respect to any defect in title or any other title matter, with respect to the Assets (subject to Buyer’s right to receive the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) upon the terms and subject to the conditions of the Sale Order, all as contemplated by Section 1.1).

7.9              Casualty.

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(a)                If, after the Execution Date and prior to the Closing, a material part of the Assets suffers a Casualty Loss or if a material part of the Assets is taken in condemnation or under the right of eminent domain or if proceedings for such purposes are pending or threatened, Sellers shall promptly give Buyer written notice of such occurrence, including reasonable particulars with respect thereto, and this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss.

(b)               With regard to a Casualty Loss or condemnation occurring after the date of execution of this Agreement, without Buyer’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), no insurance or condemnation proceeds shall be committed or applied by Sellers to repair, restore or replace a lost, damaged, destroyed or taken portion of the Assets if the cost to repair, restore or replace a lost, damaged, destroyed or taken portion of the Assets is projected to exceed One Hundred Thousand Dollars ($100,000). To the extent such proceeds are not committed or applied by Sellers prior to the Closing Date in accordance with this Section 7.9(b), Sellers shall at the Closing pay to Buyer all sums paid to Sellers by reason of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds. In addition and to the extent such proceeds have not been committed or applied by Sellers in accordance with this Section 7.9(b), in such repair, restoration or replacement, Sellers shall transfer to Buyer, at the Closing, without recourse against Sellers, all of the right, title and interest of Sellers in and to any unpaid insurance or condemnation proceeds arising out of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Sellers in collecting such proceeds. Any such funds that have been committed by Sellers for repair, restoration or replacement as aforesaid shall be paid by Sellers for such purposes or, at Sellers’ option, delivered to Buyer upon Sellers’ receipt from Buyer of adequate assurance and indemnity that Sellers shall incur no liability or expense as a result of such commitment.

(c)                Notwithstanding anything to the contrary in this Agreement, (i) at the Closing, the Assets affected by a Casualty Loss or condemnation shall be included in the Closing and Buyer shall pay the full Purchase Price, subject to any applicable adjustments under this Agreement, and (ii) Buyer’s recourse with respect to a condemnation or Casualty Loss shall be limited to the proceeds of Sellers’ applicable insurance coverage actually recovered by Sellers in respect thereof or other sums paid to Sellers by third parties (or an assignment of claims related thereto), which proceeds or other sums shall be payable to Buyer only upon or after the Closing of the transactions contemplated hereby. Sellers shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, violation of a Legal Requirement, or willful misconduct of Seller or any Seller or any of its Party Affiliates.

7.10          Successor Operator. Sellers shall use their commercially reasonable efforts to support Buyer’s efforts to be appointed or to have a designee appointed as the successor operator of those Properties that any Seller currently operates. Notwithstanding the foregoing, Sellers makes no representations or warranties to Buyer as to the transferability of operatorship of any Properties which any Seller currently operates. Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be determined in accordance with the terms of such agreements.

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7.11          Preferential Purchase Rights.

(a)                Promptly after the Sale Order is entered, Sellers shall deliver to each holder of a Preferential Purchase Right a notice that is in material compliance with the contractual provisions applicable thereto, offering to sell to each such holder the applicable Assets subject to such Preferential Purchase Right in exchange for an amount not less than the Allocated Value of such Asset, or, alternatively, seeking such holder’s consent to the assignment of the applicable Assets to Buyer; it being understood and agreed by the Parties that Sellers shall not be obligated to make any payments or undertake obligations in connection with the obtaining of such consents.

(b)               All Assets that are subject to Preferential Purchase Rights shall be transferred or assigned to Buyer at the Closing, and Buyer shall take title to such Assets subject to such Preferential Purchase Rights. In the event any holder of a valid Preferential Purchase Right thereafter lawfully and timely exercises its Preferential Purchase Right, Buyer shall assign such affected Assets to the holder of such Preferential Purchase Right, and such holder shall pay Buyer all proceeds generated from the exercise of such Preferential Purchase Right.

(c)                If a Preferential Purchase Right is not discovered prior to Closing, the affected Asset(s) is conveyed to Buyer at Closing, and such Preferential Purchase Right is validly exercised by the holder thereof after Closing, then Buyer (i) agrees to convey such affected Asset(s) to the person exercising such Preferential Purchase Right on the same terms and conditions under which Sellers conveyed such Asset(s) to Buyer (with the purchase price for such Asset(s) being the Allocated Value of the affected Asset(s)) and (ii) shall be entitled to retain all amounts paid by the person exercising such Preferential Purchase Right. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such.

7.12          Accounting Adjustments for Revenues and Expenses.

(a)                Conditioned upon the Closing occurring, the Base Purchase Price shall be increased by (without duplication): (i) an amount equal to the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by Sellers downstream of the first measuring point at the Effective Time that is credited to the Assets and for which Sellers have not yet been paid, such value to be the current market price or the price paid, less Taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (ii) an amount equal to the aggregate amount of all expenditures paid in connection with the ownership, development, production, operation and maintenance of the Properties (including rentals, overhead, royalties, Lease option and extension payments, Taxes and other charges and expenses billed under applicable operating agreements or governmental statute(s)) which are paid by or on behalf of Sellers, are not subject to reimbursement to Sellers pursuant to a joint interest billing and are attributable to the period on or after the Effective Time (including any pre-paid charges); (iii) all royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time; (iv) an amount equal to One Hundred Thousand and No/100 Dollars ($100,000.00) per month (or prorated portion thereof) for the period from the Effective Time to the Closing Date, representing overhead charges of Sellers with respect to Sellers’ operated Properties; and (v) any other amount provided elsewhere in this Agreement or agreed upon in writing by Buyer and Sellers.

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(b)               The Base Purchase Price shall be decreased by (without duplication): (i) the amount of any proceeds received by Sellers from the sale of Hydrocarbons, produced from and after the Effective Time, from the Properties (net of royalties and other burdens on Buyer’s share of the proceeds from the production of Hydrocarbons not otherwise accounted for hereunder) actually received by Sellers; (ii) the amount of the Suspense Funds; (iii) the proceeds received by Sellers pre-Closing from the exercise of any Preferential Purchase Rights; and (iv) any other amount agreed upon in writing by Buyer and Sellers.

(c)                The Base Purchase Price will be adjusted upward or downward, as applicable, by all Imbalances in existence at or arising after the Effective Time, including (i) the net mcf and barrel of oil amount of the aggregate Imbalances attributable to Sellers’ Net Revenue Interest in the Wells as of the Effective Time multiplied by a price per mcf of gas for such Well and a price per barrel of oil for such Well, in each case, equal to the applicable NYMEX contract price as of the close of trading on the last Business Day immediately preceding the Effective Time (upward for underage and downward for overage); and (ii) the MMBtu amount of any pipeline Imbalances or unsatisfied throughput obligations attributable to Sellers or the Assets for Sellers’ ownership prior to the Effective Time multiplied by the actual settlement price per MMBtu (upward for over deliveries and downward for under deliveries).

7.13          Initial Adjustment at Closing. At least five (5) Business Days before the Closing Date, Sellers shall provide to Buyer a statement showing their computations, calculated in good faith, of the amount of the adjustments provided for in Section 7.12 above. Buyer and Sellers shall attempt to agree upon such adjustments prior to Closing; provided that if agreement is not reached, Buyer’s computation shall be used at Closing, subject to further adjustment under Section 7.14 below. If the amount of adjustments so determined which would result in a credit to Buyer exceeding the amount of adjustments so determined which would result in a credit to Sellers, Buyer shall receive a Base Purchase Price reduction at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Sellers at Closing shall be increased by the amount of such excess.

7.14          Adjustment Post Closing. On or before ninety (90) days after Closing, Buyer and Sellers shall review any information which may then be available pertaining to the adjustments provided for in Section 2.1, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers. If the Parties fail to agree on final adjustments within such ninety (90) day period, either Party may, within thirty (30) days after the end of such period, submit the disputed items to a nationally-recognized or regionally-recognized, United States-based independent public accounting firm on which the Parties mutually agree in writing (the “Accounting Referee”); provided that the Accounting Referee shall not have performed any material work for any Party or their respective Affiliates within three years of the date hereof. If the selected Accounting Referee is unable or unwilling to serve as the Accounting Referee and the Parties are unable to agree upon the designation of a Person or entity as substitute (or if the Parties cannot agree in the first place to an Accounting Referee, then Sellers or Buyer, or either of them, may in writing request the Bankruptcy Court to appoint a substitute Accounting Referee and such 30-day period will be extended with until ten (10) Business Days after the Bankruptcy

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Court so appoints; provided that such Person or entity so appointed shall be a national or regional accounting firm with no prior material relationships with Sellers or Buyer or their respective Affiliates and shall have experience in auditing companies engaged in oil and gas exploration and development activities. Any unresolved matters described in this Section 7.14 that are not submitted to the Accounting Referee within such thirty (30) day period shall be deemed waived by the Parties, which waiver shall be final and binding on the Parties and the subject matter thereof shall not be subject to further review or audit. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days (or extended, if applicable) after submission of the matters in dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Sellers and Buyer shall share equally the Accounting Referee’s costs, fees and expenses (including attorneys’ fees). The final settlement statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee (the “Final Settlement Statement”), shall be binding on, and non-appealable by, the Parties and not subject to further review or audit. Payment by Buyer or Sellers, as applicable, for any outstanding amounts on the Final Settlement Statement shall be made within five (5) Business Days after the date on which all disputes in respect of the Final Settlement Statement are finally resolved (whether by agreement of the Parties or pursuant to the Accounting Referee’s decision). During the period between Closing and the point in time when such post-closing adjustment has been agreed to, resolved or waived pursuant to this Section 7.14, each Party shall, on a monthly basis, pay over to the other Party any revenue received by it (net of related expenses) with respect to the Assets which is owed to the other Party as set forth in Section 7.12 above and such payments shall be considered in making such post-closing adjustment. Should any additional adjustments be required after such adjustments thereunder are concluded, such adjustments shall be made by appropriate payments from Buyer to Sellers or from Sellers to Buyer; provided that in no event shall any adjustments be made beyond twelve (12) months after the Closing Date.

7.15          Delivery of Division Order Title Opinions. Five (5) business days before Closing, Sellers shall deliver to Buyer copies that are in Sellers’ possession of the most recent Division Order Title Opinions for all Leases.

7.16          Governmental Transfer Documents. At or prior to Closing, Sellers shall deliver to Buyer the Governmental Transfer Documents as reasonably requested by Buyer executed by the appropriate Sellers.

7.17          Cooperation with Sellers. From and after the Execution Date, Buyer shall use its reasonable best efforts to cooperate with Sellers in pursuing the matters contemplated by Section 8.6 hereof.

Article 8
Conditions Precedent to Obligations of Buyer to Close

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions.

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8.1              Accuracy of Representations. (a) The representations and warranties of Sellers set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; Validity; Governmental Authority Consents), Section 4.3 (No Conflict) and Section 4.23 (Brokers or Finders) of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and (b) the other representations and warranties of Sellers in Article 4 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, that in the event of a breach of or inaccuracy in the representations and warranties of Sellers referred to in this clause (b), the condition set forth in this Section 8.1 shall be deemed satisfied unless the effect of such breaches of or inaccuracies in such representations and warranties, individually or in the aggregate, results in a Material Adverse Effect. Unless otherwise waived by Buyer, Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof.

8.2              Sellers’ Performance. Each covenant and agreement that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or Material Adverse Effect or similar expressions shall have been duly performed and complied with in all respects), and Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof.

8.3              No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order or other Legal Requirement which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transaction contemplated by this Agreement or which would reasonably be expected to cause any of such transactions to be rescinded following the Closing.

8.4              Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 3.4 shall have been so delivered.

8.5              Bidding Procedures Order and Sale Order in Effect. The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, and the Bidding Procedures Order and the Sale Order shall be in full force and effect and shall not have been modified, amended, rescinded or vacated in any material respect and shall not be subject to any stay pending appeal.

8.6              Contracts with DMS. Either (a) the Bankruptcy Court shall have entered (i) an Order that is final and non-appealable, approving the rejection, effective as of the Effective Time (but only if the Closing occurs, and such Order will terminate and be of no force and effect if this Agreement is terminated prior to the Closing), of any and all Contracts between the Sellers or any of them, on the one hand, and DMS or any of its Affiliates, on the other hand (the “DMS Contracts”), which Order contains an express provision confirming (to the reasonable satisfaction of Buyer and Sellers) that the effect of such rejection includes the rejection of all of the DMS Contracts in their entirety (including any and all covenants or equitable servitudes contained therein or connected thereto, or which covenants and equitable servitudes DMS or any of its Affiliates contend run with the land or encumber the Hydrocarbon Leases) effective as of

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the Effective Time (but only if the Closing occurs, and such Order will terminate and be of no force and effect if this Agreement is terminated prior to the Closing), and (ii) an Order that is final and non-appealable finding under applicable non-bankruptcy law (to the reasonable satisfaction of Buyer and Sellers) that the covenants and equitable servitudes (if any) in or connected to the DMS Contracts do not and shall not run with the land or encumber the Hydrocarbon Leases; or (b) the Sale Order shall provide that Buyer shall acquire the Assets free and clear of all of the DMS Contracts and the provisions and terms thereof (including an express provision confirming (to the reasonable satisfaction of Buyer and Sellers) that Buyer shall acquire the Assets free and clear of any and all covenants and equitable servitudes contained in or connected to the DMS Contracts, or which covenants and equitable servitudes DMS or any of its Affiliates contend run with the land or encumber the Hydrocarbon Leases) under Bankruptcy Code sections 363(f)(1), 363(f)(5), or otherwise; provided that until Sellers are able to fully satisfy (a) or (b) above, Sellers shall use reasonable best efforts to pursue satisfaction of both (a) and (b) above.

8.7              Cure of Defaults. Sellers shall be current in their post-petition obligations under all Contracts and Leases designated by Buyer for assumption and assignment.

8.8              No Casualty Loss. No Casualty Losses shall have occurred of which the aggregate damages to the Assets suffering Casualty Losses equals more than twelve and one-half percent (12.5%) of the Base Purchase Price, with such damages to be capped (solely for purposes of this Section 8.8) at the Allocated Value of such affected Assets.

Article 9
Conditions Precedent to the Obligation of Sellers to Close

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, at or prior to the Closing, of each of the following conditions.

9.1              Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

9.2              Sale Order in Effect. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall not have been modified, amended, rescinded or vacated in any material respect and shall not be subject to any stay pending appeal.

9.3              Buyer’s Performance. The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects (except that those covenants and

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agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects), and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

9.4              No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order or other Legal Requirement which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transaction contemplated by this Agreement or which would reasonably be expected to cause any of such transactions to be rescinded following the Closing.

9.5              Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 3.3 shall have been so delivered.

Article 10
Termination

10.1          Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a)                by either the Company or Buyer:

(i)                 if a Governmental Authority issues a final, non-appealable ruling or Order or other Legal Requirement prohibiting the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by Sellers or Buyer;

(ii)               if the Bidding Procedures Order has not been entered by June 30, 2016;

(iii)             by mutual written consent of the Company and Buyer;

(iv)             if Sellers withdraw or seek authority to withdraw the Sale Motion, or announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), other than a wind-down plan of Sellers’ estates post-Closing; provided that in such event, Buyer shall be entitled to payment of the Break-Up Fee and Expense Reimbursement;

(v)               if the Bankruptcy Court enters an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and constituting part of the Bankruptcy Case, where such Order was not requested, encouraged or supported by Sellers; provided that in such event, Buyer shall be entitled to payment of the Expense Reimbursement; or

(vi)             if any Seller enters into (or provides written notice to Buyer of its intent to enter into) one or more Alternative Transactions with one or more Persons other than Buyer or the Successful Bidder at the Auction; provided that in such event, Buyer shall be entitled to payment of the Break-Up Fee and Expense Reimbursement;

(b)               by Buyer:

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(i)                 in the event of any breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein (provided that such breach would result in the failure of a condition set forth in Section 8.1 or 8.2 to be satisfied) and (A) in the case of any qualified breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein other than as set forth in Sections 4.19 and 4.20, the failure of Sellers to cure such breach within ten (10) days after receipt of the Buyer Termination Notice, and (B) in the case of any qualified breach by Sellers of Sections 4.19 or 4.20, the failure of Sellers to Cure such breach on or prior to the Outside Date (as may be extended); provided, however, that (1) Buyer is not itself in material breach of any of its representations, warranties, covenants or agreements contained herein, (2) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 10.1(b)(i) as a result of the breach, and (3) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein of which Sellers are allegedly in breach and a description of the specific factual circumstances to support the allegation; or

(ii)               if Buyer is not the Successful Bidder or the Backup Bidder at the Auction;

(c)           by the Company:

(i)                 in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein (provided that such breach would result in the failure of a condition set forth in Section 9.1 or 9.3 to be satisfied) and the failure of Buyer to cure such breach within ten (10) days after receipt of the Seller Termination Notice; provided, however, that Sellers (A) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein, (B) notify Buyer in writing (the “Seller Termination Notice”) of their intention to exercise their rights under this Section 10.1(c)(i) as a result of the breach, and (C) specify in the Seller Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach and a description of the specific factual circumstances to support the allegation;

(ii)               if the Company or the board of directors of the Company determines, in consultation with outside legal counsel, that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such board’s fiduciary duties; or

(iii)             if Buyer is not the Successful Bidder or the Backup Bidder at the Auction; or

(d)           automatically without any action on the part of any Party if the Closing has not occurred by the close of business on August 31, 2016, unless such date is extended in writing by the Parties with the written consent of the agent under the Sellers' debtor-in-possession financing (the “Outside Date”).

10.2          Effect of Termination.

(a)            In the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 10, all rights and obligations of the Parties under this Agreement shall terminate

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without any Liability of any Party to any other Party; provided that nothing herein shall relieve Buyer from liability for breach of this Agreement prior to such termination; provided further that the provisions of this Section 2.2, Section 6.1(e) and Section 10.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 13 and Article 12), shall expressly survive the termination of this Agreement.

(b)           In the event of a termination of this Agreement (i) under Section 10.1(d), (ii) by Buyer pursuant to any provision of Section 10.1(b), (iii) by Buyer or the Company pursuant to Section 10.1(a)(iv) or Section 10.1(a)(v), or (iv) by the Company pursuant to Section 10.1(c)(iii), Sellers shall pay to Buyer the Expense Reimbursement within two (2) Business Days following such termination and receipt of applicable invoices from Buyer; provided that under no circumstances shall Sellers be obligated to pay the Expense Reimbursement more than once. The Expense Reimbursement shall be an administrative expense.

(c)           In the event of a termination of this Agreement (i) by Buyer pursuant to any provision of Section 10.1(b), (ii) by the Company or Buyer pursuant to Section 10.1(a)(iv), (iii) by the Company pursuant to Section 10.1(c)(iii), or (iv) under Section 10.1(d), and any Seller executes a definitive agreement with respect to, or consummates, an Alternative Transaction within twelve (12) months following such termination (including if the Auction produced a Successful Bidder other than Buyer and upon closing of such transaction), Buyer will be entitled to a break-up fee of 3% of the Base Purchase Price (the “Break-Up Fee”) less any Expense Reimbursement that has been paid to Buyer at the time that the Break-Up Fee becomes payable, to be paid within two (2) Business Days following, and out of the Sellers’ proceeds from, the consummation of such Alternative Transaction. The Break-Up Fee shall be an administrative expense.

(d)           In the event of a termination of this Agreement by the Company pursuant to Section 10.1(a)(vi) or Section  10.1(c)(ii), Buyer will be entitled to the Break-Up Fee , to be paid within two (2) Business Days following such termination.

(e)           Each Party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 10.2 do not constitute a penalty. To the extent that all amounts, if any, due in respect of the Break-Up Fee and the Expense Reimbursement pursuant to this Section 10.2 have actually been paid by Sellers to Buyer, Buyer shall not have any additional recourse against Sellers for any obligations or Liabilities relating to or arising from this Agreement. Furthermore, in the event of any breach of this Agreement by any Seller, subject to the rights of Buyer pursuant to Section 12.11, the sole and exclusive remedies of Buyer will be, if applicable, to terminate this Agreement pursuant to Section 10.1 and receive, if applicable, any payments payable pursuant to this Section 10.2.  Subject to the rights of Buyer pursuant to Section 12.11, in no event will Sellers or any Affiliated Party of Sellers be liable for any monetary damages for any breach of this Agreement, other than any payments payable pursuant to this Section 10.2.

Article 11

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SURVIVAL AND EXPIRATION OF REPRESENTATIONS AND WARRANTIES

11.1          No Survival of Sellers’ Representations and Warranties. The representations and warranties of Sellers contained herein and in any certificate or other Transaction Document delivered by Sellers pursuant to this Agreement shall terminate upon and not survive the Closing and there shall be no liability in respect thereof. Each of Sellers’ covenants and other agreements contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant or other agreement is to take place after Closing, in which case such covenant or other agreement shall survive the Closing until the earlier of (a) performance of such covenant or other agreement in accordance with this Agreement or (b)(i) if time for performance of such covenant or other agreement is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such covenant or other agreement is not specified in this Agreement, the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant or other agreement; provided that if a written notice of any claim with respect to any covenant or other agreement to be performed after Closing is given prior to the expiration of such covenant or other agreement then such covenant or other agreement shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

11.2          No Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in Article 5 of this Agreement shall survive and expire on the same terms as the Sellers’ representations and warranties.

Article 12
General Provisions

12.1          Fiduciary Duties.  Nothing in this Agreement or any of the other Transaction Documents will require any Seller or any of their respective directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations.

12.2          Confidentiality. Notwithstanding anything in the Confidentiality Agreements to the contrary, the Parties agree that the non-disclosure agreements entered into by them and their Affiliates, dated January 1, 2016 and April 6, 2016 (the “Confidentiality Agreements”), shall continue in full force and effect notwithstanding the execution and delivery by the Parties of this Agreement; provided that (a) disclosure of matters that become a matter of public record as a result of the Bankruptcy Case and the filings related thereto shall not constitute a breach of such Confidentiality Agreements, and (b) disclosures expressly permitted under this Agreement shall not constitute a breach of such Confidentiality Agreements.

12.3          Public Announcements. Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transaction contemplated hereby or the activities and operations of the other Party, and shall not issue any such release or make any such statement without the prior written consent of the other Party (such consent not to be

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unreasonably withheld or delayed). Notwithstanding the foregoing, prior to or after the Closing, if Buyer (including any of its parent entities), on the one hand, or Sellers (including any of their parent entities), on the other is required to make any statement, declaration or public announcement regarding this Agreement or the transaction contemplated hereunder (a) pursuant to any Legal Requirement or applicable rules or regulations of any national securities exchange or (b) as required by the Bankruptcy Court or Bankruptcy Code, then the same may be made without the approval of the other Party, but, in the case of disclosures made by Buyer, only to the extent the name of Sellers are omitted from such statement, declaration or announcement if permitted by the applicable Legal Requirements and, in each case, allowing the other Party reasonable time to comment thereon.

12.4          Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email (with read receipt requested, with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party), (c) on the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service (prepaid, receipt requested) or (d) on the third (3rd) Business Day following the day on which the same is sent by certified or registered mail (postage prepaid, return receipt requested), in each case, to the appropriate addresses and representatives (if applicable) set forth below (or to such other addresses and representatives as a Party may designate by notice to the other Parties).

(a)            If to any Seller, then to:

Emerald Oil, Inc.

200 Columbine Street, Suite 500

Denver, Colorado 80206

Attn:	James Muchmore
Phone:	(303) 595-5629
E-mail:	james.muchmore@emeraldoil.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	Ryan Blaine Bennett

Steve Toth

Phone:	(312-862-2000
E-mail:	ryan.bennett@kirkland.com

steve.toth@kirkland.com

Kirkland & Ellis LLP

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600 Travis Street, Suite 3300

Houston, Texas 77002

Attn:	Anthony Speier, P.C.

Cody R. Carper

Phone:	(713) 835-3734
E-mail:	anthony.speier@kirkland.com

cody.carper@kirkland.com

(b)           If to Buyer:

New Emerald Holdings LLC

201 Main Street, Suite 1900

Fort Worth, TX 76102

Attn:	Mr. Rahul Vaid
Phone:	(817) 339-7153
E-mail:	RVaid@crestlineinc.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attn:	Will Chuchawat, Esq.

Theodore A. Cohen, Esq.

Phone:	(213) 620-1780
E-mail:	wchuchawat@sheppardmullin.com

tcohen@sheppardmullin.com

12.5          Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall operate as waiver unless it is in writing and signed by the Party against which enforcement of such waiver is sought. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6          Entire Agreement; Amendment. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents and the Confidentiality Agreements supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction

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Document, this Agreement will govern and control. This Agreement may not be amended except by a written agreement executed by all of the Parties.

12.7          Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party) and any purported assignment in violation of this Section 12.7 will be void ab initio.

12.8          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirement, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirement in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

12.9          Expenses. Except as otherwise expressly provided in this Agreement, including Section 10.2(b), whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall bear and pay all required documentary, filing, and recording fees, assessments, and expenses in connection with the filing and recording of any documents required to convey title to the Assets to Buyer.

12.10      Time of the Essence. Time is of the essence with respect to all time periods and notice periods set forth in this Agreement.

12.11      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement, and that the Parties shall be entitled to an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. If, prior to the Outside Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (a) for the period during which such action is pending, plus ten (10) Business Days or (b) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event will this

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Section 12.11 be used, alone or together with any other provision of this Agreement, to require Sellers to remedy any breach of any representation or warranty of Sellers made herein.

12.12      Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)                Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto; provided that Sections 4.19 and 4.20, and the determination of any breach thereof or any Cure with respect thereto (and any determination with respect to any definition related to any of the foregoing), shall be governed by, and construed in accordance with, the laws of the State of North Dakota without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of North Dakota applicable thereto.

(b)               Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state court or a federal court sitting in the state of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c)                THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.13      Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4 delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable. Minor variations in the form of the signature page to this Agreement, including footers from earlier versions of this Agreement, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or to any

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such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

12.14      Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon Buyer and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Sellers, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except for (a) Seller Indemnified Parties, which are intended third party beneficiaries of Article 11, (b) the Sellers’ Affiliates and Representatives and any other Party Affiliates, which are intended third party beneficiaries of Sections 7.8 and 12.5, as applicable, and (c) any lender or agent for the lenders to any Seller(s) or any Affiliate thereof, which are intended third party beneficiaries of Section 12.17, and, in each case of (a) through (c), such provisions will be enforceable by such Persons as if directly a party hereto.

12.15      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Documents or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future Affiliate, incorporator, controlling Person, fiduciary, Representative, co-owner or equity holder of any Party (or any of their successors or permitted assignees) (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Person against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Person under this Agreement or the transaction contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

12.16      Disclosure Schedules; Materiality. Any disclosure made by a party in any Schedule with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to any other Section or Schedule to which such disclosure may apply to the extent the applicability of such additional disclosure is reasonably apparent on its face and any disclosure in the Company SEC Documents or the Disclosure Schedules will be deemed to qualify a representation or warranty to the extent that the relevance of such disclosure to such representation or warranty reasonably apparent on its face. The information contained in this Agreement, Schedules, Disclosure Schedules, and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be

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an admission by any Party to any Person of any matter whatsoever, including any violation of Legal Requirements or breach of Contract. The disclosure of any particular fact or item in any Disclosure Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

12.17      Certain Matters Regarding Lenders. None of the Parties, or any of their respective Affiliates, solely in their respective capacities as Parties to this Agreement, shall have any rights or claims against any lender or agent for the lenders to any Seller(s) or any Affiliate thereof, solely in their respective capacities as lenders or agent for the lenders to any Seller(s) or any Affiliate thereof, in connection with this Agreement, whether at law or equity, in contract, in tort or otherwise.

12.18      Liquidating Trustee. If at any time Sellers liquidate or otherwise have a trustee or other representative appointed by the Bankruptcy Court, then such trustee or other representative shall be entitled to exercise the rights of Sellers under this Agreement.

Article 13
Definitions

13.1          Definitions.

“Accounting Referee” has the meaning set forth in Section 7.14.

“Action” means any legal action, suit or arbitration, or legal proceeding, by or before any Governmental Authority.

“AFEs” has the meaning set forth in Section 4.8.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” has the meaning set forth in Section 7.2.

“Alternative Transaction” means any transaction (or series of transaction), whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or any portion of the equity interests or all or substantially all of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise). For clarification, an Alternative Transaction includes a sale (whether the consideration for such Alternative Transaction is cash, a credit bid, a combination of the foregoing, or otherwise) of the Assets to someone other than Buyer, whether as a result of the Auction or otherwise.

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“Applicable BLM Leases” has the meaning set forth in Section 3.2(b).

“Applicable BLM Wells” has the meaning set forth in Section 3.2(b).

“Asset Taxes” has the meaning set forth in Section 7.1(b).

“Assets” has the meaning set forth in Section 1.1(b).

“Assigned Contracts” has the meaning set forth in Section 1.1(b)(vii).

“Assigned Leases and Interests” has the meaning set forth in Section 1.1(b)(i).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption Agreement” has the meaning set forth in Section 1.3.

“Auction” has the meaning set forth in the Bidding Procedures.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code, including any proceeds thereof.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Case” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by Sellers or any of its Affiliates for the benefit of employees working in Sellers business.

“Bid Deadline” has the meaning set forth in the Bidding Procedures Order.

“Bidding Procedures” means bid procedures in substantially the form attached hereto as Exhibit F, to be submitted to the Bankruptcy Court for approval pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit G.

“BLM” means the United States Bureau of Land Management.

“BLM Holdback” has the meaning set forth in Section 3.2(b).

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“BLM Matters” means the matters contemplated by Item 1 on Schedule 4.20.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Denver, Colorado.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Parties” means Buyer, its respective Affiliates and the former, current or future equity holders and Representatives of each of the foregoing.

“Buyer Termination Notice” has the meaning set forth in Section 10.1(b)(i).

“Casualty Loss” means any loss, damage or destruction of the Assets resulting in a decrease in production of Hydrocarbons that occurs during the period between the Execution Date and the Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation, ordinary wear and tear, temporary cessations of productions (including the shutting-in of any Well) in the ordinary course of business, any change in condition of the Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing, sand infiltration of any Well, or other reservoir changes relating to production issues) and the matters contemplated by Item 1 on Schedule 4.20.

“Claim” means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any other Claim as defined in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 6.8.

“Company” has the meaning set forth in the introductory paragraph.

“Company SEC Documents” means the reports and forms (including exhibits and information incorporated therein) filed with the SEC by the Company.

“Confidentiality Agreements” has the meaning set forth in Section 12.2.

“Contract” means any agreement, contract, obligation, promise or undertaking (in each case, whether written or oral), other than a Lease, that is legally binding.

“Cure” means correction of a condition constituting a material breach of Sellers’ representations and warranties contained in Section 4.19 or 4.20, as applicable, in a manner such

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that a reasonable person in the oil and gas industry would no longer consider the condition, as corrected, to constitute a material breach of Sellers’ representations and warranties contained in Section 4.19 or 4.20, as applicable.

“Cure Costs” has the meaning set forth in Section 1.5.

“Defensible Title” means that title which, as of the Effective Time and the Closing Date, and subject to any Permitted Encumbrances: (a) entitles any Seller to receive and retain a Net Revenue Interest for the applicable Well which is not less than the Net Revenue Interest set forth for such Well in Exhibit B, except for any decrease (i) caused by orders of the appropriate Governmental Authority having jurisdiction that are promulgated after the Effective Time that concern pooling, unitization, communitization or spacing matters, or (ii) caused by Buyer, its successors or assigns; (b) obligates any Seller, for each Well, to bear a Working Interest for such Well which is not more than the Working Interest set forth for such Well in Exhibit B, except for any increase (i) caused by Buyer, its successors or assigns, (ii) that also results in the Net Revenue Interest associated with the Well proportionately increased, or (iii) caused by orders of the appropriate Governmental Authority having jurisdiction that are promulgated after the Effective Time that concern pooling, unitization, communitization or spacing matters; and (c) as to all Assets is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 2.2.

“DMS” means Dakota Midstream Services LLC.

“Effective Time” means 12:01 am, local time (to the applicable Asset), on July 1, 2016.

“Emerald DB” has the meaning set forth in the introductory paragraph.

“Emerald NWB” has the meaning set forth in the introductory paragraph.

“Emerald WB” has the meaning set forth in the introductory paragraph.

“Employee” means any current or former employee of any Seller as of the date of this Agreement or the Closing.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, lien, charge, claim, encumbrance, option, right of first refusal, imperfection of title, covenant, encroachment, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other similar restrictions.

“Environmental Laws” means all Legal Requirements pertaining to pollution or protection of the environment, including all Legal Requirements pertaining to the generation, handling, use, transportation, treatment, storage, disposal, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or Hazardous Substances, including the Clean Air Act (Air Pollution Control Act), the Clean Water Act (CWA), the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act (ESA), the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA),

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the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Emergency Planning and Community Right-To-Know Act (EPCRA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA).

“EOX” has the meaning set forth in the introductory paragraph.

“Equipment” has the meaning set forth in Section 1.1(b)(iv).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” means those Contracts described on Schedule 1.2(f).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Records” means (a) the general corporate files and records of each Seller, insofar as they are not required for the future ownership or operation of the Assets, (b) all legal files and records (other than title opinions), (c) such Seller’s federal or state income, franchise or margin tax files and records, (d) employee files, (e) reserve evaluation information or economic projections, (f) records relating to the sale of the Assets, including competing bids, (g) proprietary data, information and data under contractual restrictions on assignment or disclosure, (h) privileged information and (i) any other files or records to the extent relating to any Excluded Assets; provided that Seller agrees to make such records available to Buyer for inspection and copying at Buyer’s expense until the earlier of (x) two (2) years following the Closing, or (y) the liquidation or wind down of the Sellers or their estates.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Expense Reimbursement” means an amount, for which Sellers shall be liable under the circumstances set forth in Section 10.2(b), equal to the reasonable documented out-of-pocket costs and expenses of Buyer (including reasonable, documented expenses of counsel, investment bankers and other outside consultants, and other reasonable, documented legal expenses) related to negotiating this Agreement and investigating Sellers and the Assets in the aggregate up to a maximum amount of 1% of the Base Purchase Price, which amount, upon entry of the Bidding Procedures Order, shall constitute an administrative expense of Sellers under section 364(c)(1) of the Bankruptcy Code, and be paid as set forth in Section 10.2(b).

“Expiration Date” has the meaning set forth in Section 11.2.

“Final Settlement Statement” has the meaning set forth in Section 7.14.

“Financing” has the meaning set forth in Section 6.8.

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal or

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other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Governmental Transfer Documents” means applications and any other documents to be submitted to any and all applicable Governmental Authorities, including without limitation the United States Bureau of Land Management and the States of North Dakota and Montana, seeking approval of the Transaction or any portion thereof, including without limitation, transfer of the Assigned Leases and Interests, the Assigned Contracts, or any other Asset.

“Hard Consent” has the meaning set forth in Section 1.6.

“Hazardous Substance” means any material defined or regulated as a hazardous substance, hazardous waste, hazardous material, or toxic substance, or with words of similar meaning and regulatory effect, in each case under any Environmental Law.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Properties.

“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Assigned Leases and Interests, imbalances under gathering or transportation agreements, and imbalances under operating agreements.

“Intellectual Property” means all (a) United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications, (b) United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto and (c) United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Knowledge” means, with respect to any matter in question, (a) in the case of the Company, the actual knowledge (without any duty of inquiry) of any of the individuals listed on Schedule 13.1(a) with respect to such matter, and (b) in the case of Buyer, the actual knowledge (without any duty of inquiry) of any of the individuals listed on Schedule 13.1(b) with respect to such matter.

“Lease” means any existing oil and gas lease, oil, gas and mineral lease or sublease, and other leasehold interest, and the leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

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“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), obligations, damages, losses, fines, penalties, sanctions of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), judgments or proceedings of any kind or character whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement, and all reasonable expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Material Adverse Effect” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect on the Assets (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the commencement or pendency of the Bankruptcy Case; (ii) the execution and delivery of this Agreement or the announcement or pendency thereof or consummation of the transactions contemplated hereby; or (iii) any action contemplated by this Agreement or taken at the request of Buyer; (b) any change or effect generally applicable to (i) the industries and markets in which the Sellers operate or (ii) economic conditions or the securities, financial or commodities markets; (c) any action taken by Sellers at the request of, or with the express written consent of, Buyer; and (d) any of the matters disclosed on any Exhibit, Schedule or Disclosure Schedule to this Agreement or the Company SEC Documents.

“Material Contracts” means: (a) any Contract that can reasonably be expected to result in aggregate payments by or revenues to Sellers or Buyer with respect to the Assets of more than Fifty Thousand Dollars ($50,000) net to the interest of Sellers during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) Hydrocarbon purchase and sale, exchange, marketing, compression, gathering, transportation, processing, refining or similar Contract (in each case) to which a Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on ninety (90) days or less notice (including any Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production); (c) any Contract binding upon a Seller to sell, lease, farm out, or otherwise dispose of or encumber any interest in any of the Assets after the Closing Date, other than (i) conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Assets (except where any such right of reassignment has already been triggered) or (ii) conventional rights of reassignment arising in connection with a payout, risk penalty, recoupment period or similar obligation where a Seller’s Net Revenue Interest after reassignment, or a Seller’s after-payout interest, is reflected on Exhibit B; (d) any Contract that would, by its express terms, obligate Buyer to drill additional wells or conduct other material development operations after the Closing; (e) any Contract that constitutes a non-competition agreement or any agreement that purports to materially restrict, limit, or prohibit the manner in which, or the locations in which, a Seller conducts business,

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including areas of mutual interest; (f) any Contract providing for any call upon, option to purchase, or similar rights with respect to the Assets or to the production therefrom or the processing thereof, or is a dedication of production or otherwise requires production to be transported, processed or sold in a particular fashion; (g) any Contract that constitutes a joint or unit operating agreement; (h) any Contract that constitutes a partnership agreement; and (i) any Contract that is material to Sellers, taken as a whole.

“Mineral Interests” means all mineral fee interests, mineral rights and mineral servitudes in which Sellers own an interest, including royalty interests, overriding royalty interests, net profits interests, production payments and other rights of a similar nature, whether legal or equitable, whether vested or contingent.

“Net Revenue Interest” means, for any Well, the applicable Seller’s share of the Hydrocarbons produced, saved and marketed therefrom (after satisfaction of all other royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).

“NORM” means naturally occurring radioactive materials.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Party Affiliate” has the meaning set forth in Section 12.4.

“Paying Party” has the meaning set forth in Section 7.1(c).

“Permits” has the meaning set forth in Section 1.1(b)(vi).

“Permitted Encumbrances” means any of the following: (a) liens or other Encumbrances for Taxes not yet due and payable that are the responsibility of Buyer under this Agreement; (b) plugging and surface restoration obligations that cannot be sold free and clear of Legal Requirements; (c) all rights to consent by Governmental Authorities in connection with the conveyance of the Assigned Leases and Interests, if the same are customarily sought and received after the Closing (for clarification, this (c) shall not excuse Sellers from complying with their obligations to execute the Governmental Transfer Documents); (d) calls on Hydrocarbon production under any Assigned Contracts only if such Assigned Contracts have corresponding puts; (e) the terms and conditions of the Assigned Leases and Interests, including any depth limitations, Pugh clauses or similar limitations that may be set forth therein; (f) mortgages on the lessor’s interest under an Assigned Lease and Interest; provided that Buyer shall have no obligation on any loans secured by such mortgages; (g) subject to Section 7.11, Preferential Purchase Rights; (h) such other Encumbrances, if any, as Buyer may have agreed to accept in writing; (i) the terms and conditions of all Assigned Contracts, but only to the extent that they do not, individually or in the aggregate, (i) operate to reduce a Seller’s Net Revenue Interest in a Well below that shown in Exhibit B, or increase a Seller’s Working Interest in a Well above that

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shown in Exhibit B without a proportionate increase in the Net Revenue Interest, or (ii) adversely affect the ownership and/or operation of the affected Assets (as currently used or owned) in any material respect; and (j) the terms and conditions of all Surface Rights, but only to the extent that they do not, individually or in the aggregate, interfere in any material respect with the use or operation of the Assets (as currently used or operated) burdened thereby.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Phase I Environmental Site Assessment” means a Phase I environmental assessment of the Assets conducted in accordance with the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13).

“Potential Bidders” has the meaning set forth in Section 6.7.

“Preferential Purchase Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Preliminary Settlement Statement” means that certain statement provided by Sellers to Buyer pursuant to Section 7.13, as amended (if applicable) by mutual agreement prior to Closing, setting forth those initial adjustments to the Base Purchase Price made at Closing.

“Proceeding” means any Action, investigation, or litigation (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Properties” has the meaning set forth in Section 1.1(b)(ii).

“Purchase Price” has the meaning set forth in Section 2.1.

“Records” has the meaning set forth in Section 1.1(b)(x).

“Reimbursing Party” has the meaning set forth in Section 7.1(c).

“Representative” means, with respect to a particular Person, any director, officer, member, manager, partner, employee, agent, consultant, advisor, investor, shareholder, contractor, subcontractor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Motion” means the motion or motions filed by Sellers pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code seeking entry of the Bidding Procedures Order and the Sale Order and approval of the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit H, with such changes as are reasonably acceptable to Buyer and Sellers.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the introductory paragraph.

“Seller Credit Obligations” has the meaning in Section 7.5(c).

“Seller Termination Notice” has the meaning set forth in Section 10.1(c)(i).

“Straddle Period” has the meaning set forth in Section 7.1(b).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Surface Rights” means all surface leases, subsurface leases, rights-of-way, licenses, easements, access agreements and other surface or subsurface rights agreements applicable to, or used or held in connection with the ownership, operation, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the Properties, together with all surface fee interests in the lands covered by the Assigned Leases and Interests.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Assets that are payable to third parties and are being held in suspense by Sellers as the operator of such Assets.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Allocation” has the meaning set forth in Section 7.2.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

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“Transaction Documents” means this Agreement and the other agreements, instruments or documents contemplated to be entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.1(a).

“Transferred Employees” has the meaning set forth in Section 7.6(a).

“Uncured” means a material breach of Sellers’ representations and warranties contained in Section 4.19 or 4.20 that has not been Cured as set forth in this Agreement.

“Wells” has the meaning set forth in Section 1.1(b)(ii).

“Working Interest” means, for any Well, that share of costs and expenses associated with the exploration, maintenance, development and operation of such Well that any Seller is required to bear and pay.

13.2          Other Definitions and Interpretive Matters.

(a)                Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply.

(i)                 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)               Any reference in this Agreement to $ or dollars means United States dollars.

(iii)             All Exhibits, Schedules and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)             Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

(v)               The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi)             Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

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(vii)           The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)         The words “to the extent” shall mean “the degree by which” and not “if.”

(ix)             The words ”shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(x)               The word “or” is not exclusive.

(xi)             Unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance with, any Legal Requirement, the reference to such Legal Requirement means such Legal Requirement as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(b)               Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

[Signature page follows.]

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In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

SELLERS:

EMERALD OIL, INC.

By:
Name:
Title:

EMERALD WB LLC,

By:
Name:
Title:

EMERALD NWB, LLC

By:
Name:
Title:

EMERALD DB, LLC

By:
Name:
Title:

EOX MARKETING, LLC

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

BUYER:

NEW EMERALD HOLDINGS, LLC

By:
Name:
Title:

CL Energy Opportunity Fund, L.P. and SSC Emerald LP, the owners of Buyer, guaranty severally, in the percentages set forth below, absolutely and unconditionally to Sellers (a) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Buyer arising under or pursuant to this Agreement; (b) the accuracy of Buyer's representations and warranties set forth herein; and (c) the punctual payment of all sums, if any, now or hereafter owed by Buyer. The liability of the undersigned under this guaranty shall be unlimited and unconditional, and this guaranty shall be a continuing guaranty. Each of the undersigned hereby makes the representations and warranties set forth in Sections 5.1 through 5.7 as to itself, and such representations and warranties shall apply mutatis mutandis as if such party were substituted for Buyer therein.

CL ENERGY OPPORTUNITY FUND, L.P.
51%

By:
Name:
Title:

SSC EMERALD LP
49%

By:
Name:
Title:

Signature Page to Asset Purchase Agreement